Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

AMONG

ISTAR NET LEASE I LLC, ISTAR NET LEASE II LLC, AND

EACH PARTY LISTED AS AN “SPE SELLER” ON SCHEDULE

I-1

AS SELLERS

AND

CARLYLE NET LEASE INCOME, L.P.

AS PURCHASER

TABLE OF CONTENTS

Page

Article I DEFINITIONS; PRINCIPLES OF CONSTRUCTION	2

Article II PURCHASE AND SALE; PURCHASE PRICE AND DEPOSIT	4

2.1 Purchase and Sale	4
2.2 Purchase Price and Deposit	5
2.3 Escrow Provisions Regarding Deposit	6
2.4 All or Nothing Basis	6
2.5 Ground Lease Facilities	6
2.6 Preemptive Right Facilities	7
2.7 SPE Equity Facilities	7
2.8 Purchase Price Allocation	8
2.9 Tax Treatment	8
2.10 Withholding	8
2.11 Merger Structure	9

Article III DILIGENCE; BROKERAGE	9

3.1 Diligence	9
3.2 Brokerage	10
3.3 Limitations on Communications	10

Article IV TITLE	10

4.1 Title Documents	10
4.2 Surveys	11
4.3 Conveyance of Title; Permitted Exceptions	11
4.4 New Exceptions	12
4.5 Mandatory Removal	13

Article V CLOSING	15

5.1 Closing Date	15
5.2 Seller Closing Deliveries	15
5.3 Purchaser Closing Deliveries	17
5.4 Prorations and Adjustments	18
5.5 Closing Costs	22
5.6 Safehold Escrow	23

Article VI REPRESENTATIONS AND WARRANTIES OF SELLERS AND PURCHASER	23

6.1 Sellers’ Representations	23
6.2 Subsequent Changes; Updates to Disclosure Schedules	34
6.3 Purchaser’s Representations	34

i

Page

Article VII COVENANTS OF SELLERS AND PURCHASER	37

7.1 Net Leases	37
7.2 Ground Leases	38
7.3 Litigation; Violations	40
7.4 General Operating Covenants	40
7.5 Notice of Breach	40
7.6 Resignations	40
7.7 REIT Provisions	41
7.8 Seller REIT Compliance and Pre-Closing Tax Obligations/Restrictions	41
7.9 Tax Covenants	42
7.10 Waiver of Conflicts Regarding Representation	44
7.11 Name Change	44
7.12 [Intentionally Omitted].	45
7.13 Delivery of Data Site.	45
7.14 Claims Assistance.	45
7.15 Bank Accounts	45
7.16 Purchaser’s Obligations in Respect of the Financings.	45

Article VIII CONDITIONS PRECEDENT TO CLOSING	48

8.1 Purchaser’s Conditions to Closing	48
8.2 Sellers’ Conditions to Closing	50
8.3 Mutual Condition to Closing	50

Article IX TERMINATION	50

9.1 Termination of this Agreement	50
9.2 Consequences of Termination	51

Article X DEFAULTS AND REMEDIES	52

10.1 Purchaser Default	52
10.2 Seller Default	53

Article XI CASUALTY OR CONDEMNATION	53

Article XII SURVIVAL PROVISIONS	54

12.1 Survival	54
12.2 Subrogation	54
12.4 Survival	55

Page

Article XIII AS-IS SALE AND PURCHASE	55

13.1 AS-IS	56
13.2 No Representations	56
13.3 No Implied Warranties	56
13.4 Documents and Information Supplied by Sellers	57
13.5 Assumption and Release	57
13.6 Survival	58

Article XIV MISCELLANEOUS	58

14.1 Binding Effect	58
14.2 Counterparts; Facsimile and Electronic Signatures	58
14.3 Further Assurances	58
14.4 No Recording	58
14.5 Relationship of Parties	58
14.6 Exhibits; Annexes; Schedules	58
14.7 Construction	59
14.8 Number and Gender of Words	59
14.9 Successors and Assigns	59
14.10 Multiple Purchasers	59
14.11 Third-Party Beneficiaries	59
14.12 No Personal Liability	59
14.13 Time of the Essence	60
14.14 Waiver	60
14.15 Entire Agreement	60
14.16 Amendments	60
14.17 Severability	60
14.18 Governing Law and Venue	60
14.19 WAIVER OF JURY TRIAL	61
14.20 Confidentiality	61
14.21 Notices	61
14.22 Exclusivity	62
14.23 Multiple Sellers	62
14.24 Survival	63

EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS

Exhibit A-1	Legal Descriptions for SPE Seller Facilities
Exhibit A-2	Legal Descriptions for Net Lease I Facilities
Exhibit A-3	Legal Descriptions for Net Lease II Facilities
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Ground Lease Assignment and Assumption
Exhibit D	Form of Bill of Sale
Exhibit E	Form of General Assignment and Assumption
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Novation Agreement
Exhibit H-1	Form of Owner’s Affidavit
Exhibit H-2	Form of Non-Imputation Affidavit
Exhibit I-1	Form of Acceptable Net Lease Estoppel Certificate
Exhibit I-2	Form of Initial Version of Net Lease Estoppel Certificate
Exhibit J	Form of Ground Lease Estoppel Certificate
Exhibit K	Form of Assignment and Assumption of Equity Interests Agreement
Exhibit L	Form of Seller Estoppel Certificate
Exhibit M	Form of REIT Opinion
Exhibit N	[Reserved]
Exhibit O	Form of Promissory Note
Exhibit P	Form of Transition Services Agreement
Exhibit Q	Merger Structure
Exhibit R	Form of Safehold Letter Agreement

ANNEXES

Annex 1	Defined Terms

SCHEDULES

Schedule I-1	SPE Seller Facilities
Schedule I-2	Net Lease I Facilities
Schedule I-3	Net Lease II Facilities
Schedule I-4	SPE Equity Facilities
Schedule I-5	Prior Owned Properties
Schedule II	List of Net Leases
Schedule III	List of Title Commitments
Schedule IV	List of Existing Surveys
Schedule V	List of Third-Party Reports
Schedule VI	List of Ground Leases
Schedule VII	List of GSA Leases
Schedule 4.3	Initial Title/Survey Objections
Schedule 5.4.4	Sellers’ Deposits

Schedule 5.4.2	Capital Repairs and Obligations
Schedule 5.4.3	Leasing Costs
Schedule 6.1.2	Required Consents
Schedule 6.1.4	Legal Proceedings
Schedule 6.1.5	Condemnation
Schedule 6.1.7	Net Lease and Ground Lease Defaults
Schedule 6.1.8	Net Lease Guarantee Defaults
Schedule 6.1.11	Other Contracts
Schedule 6.1.13.2	Tax Returns
Schedule 6.1.13.7	Taxable REIT Subsidiaries
Schedule 6.1.13.12	Tax Withholdings
Schedule 7	Proposed Purchase Price Allocation
Schedule 8	Local Custom for Allocation of Closing Costs
Schedule 8.1.3	Major Leases
Schedule 8.1.3(a)	Office Pool
Schedule 8.1.3(b)	Industrial Pool
Schedule 8.1.3(c)	Retail/Entertainment Pool
Schedule 9	Material REAs
Schedule 10	Specified Assets

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of February 2, 2022 (the “Effective Date”), by and among ISTAR NET LEASE I LLC, a Delaware limited liability company (“Net Lease I”), having a principal address at c/o iStar Inc., 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, ISTAR NET LEASE II LLC, a Delaware limited liability company (“Net Lease II”), having a principal address at c/o iStar Inc., 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, each party listed as an “SPE Seller” on Schedule I-1 attached hereto, each having a principal address at c/o iStar Inc., 1114 Avenue of the Americas, 39th Floor, New York, New York 10036 (each such party, an “SPE Seller” and collectively, the “SPE Sellers”; the SPE Sellers, together with Net Lease I and Net Lease II, each, a “Seller” and collectively, “Sellers”), and CARLYLE NET LEASE INCOME, L.P., a Delaware limited partnership, having a principal address at One Vanderbilt Avenue, Suite 3400, New York, New York 10017 (“Purchaser”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

Each SPE Seller owns or ground leases the real property identified next to such SPE Seller’s name on Schedule I-1, as more particularly described in Exhibit A-1 attached hereto, together with any interest owned by such SPE Seller in the facility located thereon and identified next to such SPE Seller’s name on Schedule I-1 (each, an “SPE Seller Facility” and collectively, the “SPE Seller Facilities”).

Net Lease I owns 100% of the common equity interests (the “Net Lease I REIT Interests”) in each party identified as a “Net Lease I REIT Entity” on Schedule I-2 (each, a “Net Lease I REIT Entity” and collectively, the “Net Lease I REIT Entities”).

Each Net Lease I REIT Entity owns (directly or indirectly through one or more Intermediate Entities) the percentage of the limited liability company interests identified next to such Net Lease I REIT Entity’s name as the “Percentage Interest” in each party identified next to such Net Lease I REIT Entity’s name as a “Net Lease I SPE” on Schedule I-2 (each, a “Net Lease I SPE”).

Each Net Lease I SPE owns or ground leases its respective real property identified on Schedule I-2, as more particularly described in Exhibit A-2 attached hereto, together with any interest owned by such Net Lease I SPE in the facility located thereon and identified on Schedule I-2 (each, a “Net Lease I Facility” and collectively, the “Net Lease I Facilities”).

Net Lease II owns 100% of the common equity interests (the “Net Lease II REIT Interests”; the Net Lease II REIT Interests, together with the Net Lease I REIT Interests, the “REIT Interests”; the REIT Interests, together with the SPE Seller Facilities and the SPE Seller Equity Interests (as defined below), if applicable, the “Sale Assets”) in each party identified as a “Net Lease II REIT Entity” on Schedule I-3 (each, a “Net Lease II REIT Entity” and collectively, the “Net Lease II REIT Entities”; the Net Lease II REIT Entities, together with the Net Lease I REIT Entities, each, a “REIT Entity” and collectively, the “REIT Entities”).

Each Net Lease II REIT Entity owns (directly or indirectly through one or more Intermediate Entities) the percentage of the limited liability company interests identified next to such Net Lease II REIT Entity’s name as the “Percentage Interest” in each party identified next to such Net Lease II REIT Entity’s name as a “Net Lease II SPE” on Schedule I-3 (each, a “Net Lease II SPE”; the Net Lease II SPEs, together with the SPE Sellers and the Net Lease I SPEs, each, a “Property Owner”, and collectively, the “Property Owners”; the Net Lease II SPEs, together with the Net Lease I SPEs, the Intermediate Entities, the Net Lease II REIT Entities and the Net Lease I REIT Entities, each, a “Seller Subsidiary” and collectively, the “Seller Subsidiaries”).

Each Net Lease II SPE owns or ground leases its respective real property identified on Schedule I-3, as more particularly described in Exhibit A-3 attached hereto, together with any interest owned by such Net Lease II SPE in the facility located thereon and identified on Schedule I-3 (each, a “Net Lease II Facility” and collectively, the “Net Lease II Facilities”; the Net Lease II Facilities, together with the SPE Seller Facilities and the Net Lease I Facilities, each, a “Facility” and collectively, the “Facilities”).

Sellers desire to sell, and Purchaser desires to purchase, the Sale Assets, on the terms and conditions set forth below.

Article I
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Annex 1 attached hereto. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. The provisions of this Article I shall survive the Closing and any earlier termination of this Agreement. The following terms are defined in the following Sections:

Term	Section
Acceptable Estoppel Form	7.1.2
Agreement	Preamble
Anti-Money Laundering Laws	6.1.23
Applicable Cap	10.2
Apportioned Purchase Prices	Recitals
Apportioned Purchase Prices	2.2.2
Apportioned Purchase Prices	2.2.2
CFIUS Satisfied Condition	7.12
Clifford Chance	7.10
Close Year	7.7.1
Closing Statement	5.2.8
D&O Parties	12.3.1
Delay Costs	2.2.4
Deposit	2.2.1.2
Disclosure Schedules	VI
Effective Date	Preamble
Equity Assignment and Assumption	5.2.5

Term	Section
Escrow Agent	2.2.1
Exculpated Parties	13.2
Existing Survey	4.2
Facilities	Recitals
Finalized Purchase Price Allocation	2.8
Financial Advisor	3.2
Fundamental Representation	6.2
General Assignment and Assumption	5.2.4
Ground Lease Assignment and Assumption	5.2.2
Ground Lease Consent	2.5.1
Ground Lease Estoppel Certificate	7.2.2
GSA Rents	5.4.1.2	(b)
Initial Title/Survey Objections	4.3.1
Katten	7.10
Leasing Costs	5.4.3
Litigation	6.1.4
Major Leases	8.1.3
Mandatory Removal Matters	4.5.1
Materials	3.1.1
Mortgage	4.5.1
Net Lease Estoppel Certificate	7.1.2
Net Lease I	Preamble
Net Lease I Facilities	Recitals
Net Lease I REIT Entities	Recitals
Net Lease I REIT Interests	Recitals
Net Lease I SPE	Recitals
Net Lease II	Preamble
Net Lease II Facilities	Recitals
Net Lease II REIT Entities	Recitals
Net Lease II REIT Interests	Recitals
Net Lease II SPE	Recitals
New Disclosure Item	6.2
New Exception	4.4.1
New Exception Review Period Expiration Date	4.4.1
Novation Agreement	5.2.15
Partnership Tax Audit Rules	6.1.13.19
Paul, Weiss	7.10
Permitted Exceptions	4.3
Pre-Closing Period Return	7.9.1
Promissory Note	2.2.1.3
Property Owners	Recitals
Proposed Purchase Price Allocation	2.8
Purchase Price	Recitals
Purchaser	Preamble
Purchaser Capital Obligations	5.4.2

Term	Section
Purchaser Default	10.1
Purchaser Extension Notice	5.1
REIT Entities	Recitals
REIT Interests	Recitals
Removal Cap Amount	4.5.1
Removal Cap Matters	4.5.1
Rent	5.4.1.2	(a)
Required Consents	6.1.2
Required Ground Lease Estoppel Certificates	8.1.4
Required Net Lease Estoppels	8.1.3
Sale Assets	Recitals
Scheduled Closing Date	5.1
Second Additional Deposit	5.1
Seller	Preamble
Seller Adjournment	5.1
Seller Capital Obligations	5.4.2
Seller Closing Documents	3.1.1
Seller Default	10.2
Seller Estoppel	8.1.3
Seller Indemnified Parties	2.5.2
Seller Knowledge Individuals	6.1.17
Seller Subsidiaries	Recitals
Seller’s Knowledge	6.1.17
Sellers	Preamble
Sellers’ Wire Instructions	2.2.1.2
SPE Equity Seller	2.7
SPE Seller	Preamble
SPE Seller Equity Interests	2.7
SPE Equity Facility	2.7
SPE Seller Facilities	Recitals
SPE Sellers	Preamble
Tax Records	7.9.4
Title Commitment	4.1
Title Documents	4.1
Title Update	4.4.1
TRS	6.1.13.7
Uncollected Rent	5.4.1.2	(b)

Article II
PURCHASE AND SALE; PURCHASE PRICE AND DEPOSIT

2.1              Purchase and Sale. Each Seller agrees to sell and convey its respective portion of the Sale Assets to Purchaser and Purchaser agrees to purchase all of the Sale Assets from Sellers, all in accordance with the terms and conditions set forth in this Agreement.

2.2              Purchase Price and Deposit.

2.2.1       The total purchase price (as the same may be increased in accordance with Section 2.2.4 or reduced in accordance with Schedule 10, the “Purchase Price”) for the Sale Assets shall be an amount equal to Three Billion Seventy-One Million Five Hundred Thousand Dollars ($3,071,500,000) payable by Purchaser as follows:

2.2.1.1  Prior to the Effective Date, Purchaser or its Affiliate has delivered to Chicago Title Insurance Company (“Escrow Agent”) a deposit in the amount of Ten Million Dollars ($10,000,000) (together with interest thereon, the “Pre-Effective Date Deposit”).

2.2.1.2  On the Effective Date, as a condition to the effectiveness and enforceability of this Agreement, Purchaser shall deliver to Escrow Agent a deposit in the amount of One Hundred Forty Million Dollars ($140,000,000) (together with interest thereon, the “Additional Deposit”; the Additional Deposit, collectively with the Pre-Effective Date Deposit, the “Deposit”) in cash by wire transfer of immediately available funds. The Deposit shall be non-refundable, except as otherwise expressly set forth herein. At the Closing, Escrow Agent shall release the Deposit to Sellers by wire transfer of immediately available funds in accordance with Sellers’ wire instructions to be delivered by Sellers to Purchaser and Escrow Agent prior to the Closing (the “Sellers’ Wire Instructions”).

2.2.1.3  At the Closing, Purchaser shall deliver a promissory note to Sellers with a principal amount equal to One Hundred Twenty-Two Million Dollars ($122,000,000) in the form attached hereto as Exhibit O (the “Promissory Note”).

2.2.1.4  The amount by which the Purchase Price (subject to prorations and/or adjustments required by this Agreement to be made at the Closing) exceeds the sum of the amount of the Deposit plus the principal amount of the Promissory Note, shall be paid by Purchaser to Sellers at the Closing in cash by wire transfer of immediately available funds in accordance with Sellers’ Wire Instructions.

2.2.2       Each of Sellers and Purchaser agree that (i) the Purchase Price attributable to the Facilities shall be apportioned among the Facilities as set forth on Schedules I-1, I-2 and I-3 (the portions of the Purchase Price so apportioned, as the same may be increased in accordance with Section 2.2.4, the “Apportioned Purchase Prices”), and (ii) the Apportioned Purchase Prices have been arrived at by a process of arm’s-length negotiations, including the parties’ best judgment as to the fair market value of each respective Facility, and the parties specifically agree to consistently reflect those apportionments on their respective state, county and other local transfer or sales tax declarations or forms including those to be filed in connection with the Transactions.

2.2.3       All currency amounts set forth in this Agreement are expressed in United States Dollars.

2.2.4       If (i) Sellers have satisfied (or are prepared to satisfy) all of the conditions set forth in Section 8.1 as of the Scheduled Closing Date and the Scheduled Closing Date is delayed by the failure of a condition set forth in Section 8.2 to have been satisfied on or before the Scheduled Closing Date and (ii) Sellers are thereafter required under any Net Lease to fund costs in respect of capital repair or replacement projects at a Facility (other than Seller Capital Obligations) (any such costs, “Delay Costs”), then the amount of the Purchase Price (and the Apportioned Purchase Price for such Facility) shall be increased by the applicable Delay Costs.

2.2.5       Notwithstanding anything to the contrary contained in this Agreement, (i) a portion of the Cox Apportioned Purchase Price equal to the Cox Castagna Purchase Price shall be paid by Purchaser to Cox Castagna JV Member at Closing (in lieu of being paid to the applicable Seller) and (ii) a portion of the McCormick Apportioned Purchase Price equal to the McCormick Bradley Purchase Price shall be paid by Purchaser to McCormick Bradley JV Member at Closing (in lieu of being paid to the applicable Seller).

2.2.6       The provisions of this Section 2.2 shall survive the Closing.

2.3              Escrow Provisions Regarding Deposit.

2.3.1       The Deposit shall be held and applied by Escrow Agent in accordance with the applicable terms of this Agreement, including Section 2.2.1 and Section 9.2, and that certain Escrow Agreement among Escrow Agent, Sellers and Purchaser being executed on the Effective Date in the form of Exhibit B (as the same may be supplemented, amended, restated or otherwise modified from time to time, the “Escrow Agreement”).

2.3.2       The parties shall deliver to Escrow Agent an executed copy of this Agreement.

2.4              All or Nothing Basis. Subject to the terms and conditions of this Agreement, including Sections 2.5 and 2.6, Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, at the Closing in consideration of the Purchase Price, all of the property comprising the Sale Assets. Purchaser acknowledges and agrees that, except as otherwise provided in this Agreement, (i) the sale of the Sale Assets shall be on an “all or nothing” basis, (ii) Purchaser shall have no right, and Sellers shall have no obligation, to exclude any single Facility or any portion of the Sale Assets from the Transactions, and (iii) any termination of this Agreement pursuant to the terms hereof shall constitute a termination of this Agreement as to all of the Sale Assets, including all of the Facilities. This Section 2.4 shall be subject to the terms of Section 2.5 and Section 2.6.

2.5              Ground Lease Facilities.

2.5.1       Sellers and Purchaser acknowledge and agree that, with respect to certain of the Ground Lease Facilities, the applicable Landlord’s consent (each, a “Ground Lease Consent”) is required in connection with the consummation of the Transactions, specifically including the Debt Financing, as set forth on Schedule 6.1.2, and the applicable Seller shall use commercially reasonable efforts to obtain such Ground Lease Consent in accordance with Section 7.2. Purchaser shall cooperate with Sellers as reasonably requested by Sellers (including by providing information with respect to Purchaser and its principals and affiliates, their respective businesses and their contemplated use of the Facilities) in connection with Seller’s requests for Ground Lease Consents.

2.5.2      To the extent any Ground Lease Consent is not obtained notwithstanding the efforts described in Section 2.5.1, Sellers and Purchaser shall cooperate to cause the particular Transaction to occur through an alternative means of structuring reasonably acceptable to Purchaser, under which (i) Purchaser will assume the obligations, and the applicable Seller will provide to Purchaser the benefits, with respect to the applicable Ground Lease Facility, including subleasing or sublicensing, or (ii) if Purchaser cannot directly assume the obligations and obtain the benefits with respect to the applicable Ground Lease Facility, the applicable Seller will pass through to Purchaser the economic benefits and burdens with respect to the applicable Ground Lease Facility such that each of the parties is in the same economic position that it would have been in if the applicable Ground Lease Consent had been obtained. Purchaser shall indemnify, defend and hold harmless each Seller, its Affiliates and the respective shareholders, members, managers, partners, directors, officers, employees and agents of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Damages resulting from such alternative structure (including Damages resulting from Purchaser’s failure to perform its obligations under this Section 2.5.2), and, without limiting the generality of the foregoing, shall reimburse the Seller Indemnified Parties for any documented out-of-pocket costs and expenses which are actually incurred by the Seller Indemnified Parties as a result of Purchaser’s breach of its obligations under, or otherwise in connection with, such alternative structure and which would have been incurred by Purchaser had the applicable Ground Lease Consent been obtained. Seller shall indemnify, defend and hold harmless the Purchaser from and against any and all Damages resulting from Seller’s breach of its obligations under such alternative structure (which breach is not caused by any default of the Purchaser relating to such alternative structure) or Seller’s failure to perform its obligations under this Section 2.5.2, and, without limiting the generality of the foregoing, shall reimburse the Purchaser for any documented out-of-pocket costs and expenses which are actually incurred by the Purchaser as a result of Seller’s breach of its obligations under such alternative structure (which breach is not caused by any default of the Purchaser relating to such alternative structure).

2.6              Preemptive Right Facilities.

2.6.1       Sellers and Purchaser acknowledge and agree that the Preemptive Rights Facilities are subject to the Preemptive Rights. With respect to each Preemptive Rights Facility, the applicable Seller represents and warrants to Purchaser as of the Effective Date that the applicable Preemptive Right Holder has prior to the Effective Date either (i) executed a written affirmative waiver of its Preemptive Right(s) with respect to the Transactions or (ii) elected not to, or failed to timely, exercise its Preemptive Right(s) in accordance with the terms of such Preemptive Right(s)).

2.7              SPE Equity Facilities. Notwithstanding anything to the contrary contained in this Agreement, the sale of the SPE Facilities set forth on Schedule I-4 attached hereto (each, an “SPE Equity Facility”) will be structured as a sale of 100% of the limited liability company interests in the applicable SPE Seller or Intermediate Entity, as applicable, in lieu of a sale of such SPE Seller Facility. The equity interests in the applicable SPE Seller or Intermediate Entity, as applicable, shall be “SPE Seller Equity Interests” hereunder, such SPE Seller or Intermediate Entity, as applicable, shall be deemed to be a Seller Subsidiary hereunder, the seller of the applicable SPE Seller Equity Interests shall be an “SPE Equity Seller” and shall be deemed to be a Seller hereunder, and such SPE Seller Equity Interests (as opposed to the applicable SPE Seller Facility) shall constitute Sale Assets for all purposes under this Agreement.

2.8              Purchase Price Allocation. Within thirty (30) days following the Closing Date, Sellers shall prepare and deliver to Purchaser, for Purchaser’s review, comment, and approval an allocation of the Purchase Price (and any other amounts treated as consideration for the Sale Assets for U.S. federal, and applicable state and local, income Tax purposes) among the SPE Seller Facilities, the REIT Interests, and the SPE Seller Equity Interests for purposes of Section 1060 of the Code and applicable Treasury Regulations and, in each case, any corresponding provisions of state and local income Tax Law in accordance with the methodologies for determining fair market value as set forth in Schedule 7 (the “Proposed Purchase Price Allocation”), which Proposed Purchase Price Allocation shall be consistent, to the extent applicable, with the apportionment of the Apportioned Purchase Prices in Section 2.2.2. If Purchaser disputes any item on the Proposed Purchase Price Allocation, it shall notify Sellers of such disputed item (or items) and the basis for its objection. Purchaser and Sellers shall act in good faith to resolve any such dispute. To the extent the Proposed Purchase Price Allocation is agreed upon by Purchaser and Sellers (the “Finalized Purchase Price Allocation”), Purchaser and Sellers each agree (x) to file IRS Form 8594, and all other U.S. federal, state, local and non-U.S. Tax Returns, in accordance with the Finalized Purchase Price Allocation (as may be adjusted from time to time hereunder) and (y) not to take any Tax position inconsistent with such Finalized Purchase Price Allocation except as otherwise required by a change in applicable Tax Law or a good faith resolution of a Tax contest. If the parties fail to agree on the Proposed Purchase Price Allocation, Sellers and Purchaser shall each prepare its Tax Returns as it determines appropriate, to the extent consistent with the methodologies for determining fair market value as set forth in Schedule 7. Sellers and Purchaser each agree to provide the other promptly upon reasonable request with any other information required to complete IRS Form 8594. The provisions of this Section 2.8 shall survive the Closing.

2.9              Tax Treatment. Sellers and Purchaser shall treat the sale of the REIT Interests as the sale of equity interests in a REIT for all applicable tax purposes and shall report the sale consistently for all Tax purposes.

2.10          Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser and any of its affiliates and designees and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of U.S. federal, state or local law; provided, that, except to the extent required pursuant to a change in applicable law prior to Closing, Purchaser shall not deduct or withhold any amounts payable pursuant to this Agreement with respect to any New Jersey nonresident gains tax to the extent Sellers provide Purchaser with a completed and executed New Jersey Form TTD prior to Closing certifying that such withholding is not required. If Purchaser or any of its affiliates and designees or any other applicable withholding agent, as applicable, believes that any withholding of Tax is required with respect to any payment under this Agreement (other than withholdings or deductions related to (i) backup withholding tax, (ii) the failure by any party to provide a Form W-9 pursuant to Section 5.2.9 or (iii) payments in the nature of compensation), then it shall use commercially reasonable efforts to give written notice to Sellers and the applicable payee at least five (5) Business Days prior to making such payment of any anticipated withholding, and it shall provide such payee a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate, and shall otherwise take commercially reasonable efforts to cooperate with the payee and take such steps as payee may reasonably request to reduce or eliminate, the requirement to withhold Tax with respect to such payment. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.11          Merger Structure. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Sellers agree that certain of the Sale Assets shall be acquired by way of a merger, as further described in Exhibit Q attached hereto.

2.12          Specified Assets. The terms and conditions of Schedule 10 attached hereto shall apply to the Specified Assets.

Article III
DILIGENCE; BROKERAGE

3.1              Diligence.

3.1.1       Purchaser acknowledges and agrees that (i) prior to the Effective Date, Sellers have (x) granted Purchaser and its agents and representatives access to the Data Site and (y) afforded Purchaser and each of its agents and representatives an opportunity to review the Sale Assets, including each of the Facilities and the Seller Subsidiaries and the documentation, contracts, agreements, reports, financials, leases, subleases, investment memoranda, correspondence, electronic records and other information related thereto (including the Tax Returns, Net Leases, Net Lease Guarantees, Ground Leases and the organizational documents of each Seller Subsidiary) provided in the Data Site or otherwise made available to Purchaser (collectively, the “Materials”), (ii) Purchaser has reviewed all Materials and all Third-Party Reports provided in the Data Site or otherwise made available to or obtained by Purchaser, (iii) Purchaser has conducted and obtained such independent analyses, studies (including environmental studies and analyses concerning the presence of lead, asbestos, water intrusion, fungal growth, PCBs, radon and any other Hazardous Materials (and any resulting damage) at, on, in or about the Facilities), investigations and inspections as it deems appropriate in connection with the Sale Assets, the Facilities and each portion thereof and (iv) Purchaser has completed all such review, and all of its due diligence, investigations and inspections with respect to the Sale Assets, the Facilities and each portion thereof, to its satisfaction. Except as otherwise explicitly set forth herein or in any closing documents delivered by Sellers pursuant to this Agreement (the “Seller Closing Documents”), Purchaser agrees and acknowledges that Purchaser shall acquire the Sale Assets at the Closing subject to the risk that Purchaser has failed to completely and adequately review and consider any or all of the Materials, Third-Party Reports or any other information, obtain any other information or conduct physical and/or other investigations or inspections of the Sale Assets or any portion thereof.

3.1.2       Purchaser acknowledges and agrees that any and all Materials (including any Third-Party Reports) provided to it by any Seller or any Person acting on behalf of any Seller, or any other Person which prepared or provided any of the Materials, have been provided subject to the terms of Article XIII.

3.1.3       Purchaser agrees to indemnify, defend and hold Sellers harmless from and against any and all Damages suffered, incurred, or sustained by Sellers as a result of any of the activities of Purchaser and its agents and representatives described in Section 3.1.1; provided that Purchaser shall have no liability for any matters or conditions (i) merely discovered by Purchaser or any of its agents and representatives during the course of such activities or (ii) arising due to the gross negligence or willful misconduct of Sellers or any Net Lease Tenants. Purchaser shall promptly restore the Facilities to substantially their respective condition before any damage that may have been caused by Purchaser or any of its agents and representatives in the conduct of such activities.

3.1.4       The provisions of this Section 3.1 shall survive the Closing and any earlier termination of this Agreement.

3.2              Brokerage3.2.1. Purchaser represents and warrants to Sellers that it has not dealt with or utilized the services of any real estate broker, investment banker, sales person or finder in connection with this Agreement, other than Eastdil Secured, to whom Purchaser shall pay (and shall indemnify, defend and hold harmless Sellers against) any and all fees that may be due and payable in connection with the Transactions pursuant to a separate agreement. Sellers represent and warrant to Purchaser that they have not dealt with or utilized the services of any real estate broker, investment banker, sales person or finder in connection with this Agreement, other than Eastdil Secured (“Financial Advisor”). Sellers shall pay (and shall indemnify, defend and hold harmless Purchaser against) any and all fees that may be due and payable to Financial Advisor in connection with the Transactions pursuant to a separate agreement with Financial Advisor. The provisions of this Section 3.2 shall survive the Closing and any earlier termination of this Agreement.

3.3              Limitations on Communications. Purchaser shall not, and shall cause its agents and representatives not to, contact or communicate with any Landlords or mortgagees of any of the Facilities, any Net Lease Tenants or (except to the extent necessary to obtain zoning reports, municipal and title lien searches and such other usual and customary title and public record searches conducted by third parties preparing zoning reports and title commitments) governmental authorities regarding any of the Facilities without Sellers’ prior consent (which may be by electronic mail or telephonic and (except in the case of mortgagees) shall not be unreasonably withheld, conditioned or delayed) except in the ordinary course of business on matters unrelated to the Transactions or the due diligence activities of Purchaser in connection therewith; provided, however, that Purchaser shall have the right to interview without such consent mutually and reasonably agreed representatives of any respective Net Lease Tenants upon not less than forty-eight (48) hours prior notice (or such longer time as may be required to comply with applicable provisions of the applicable Net Lease, and which notice may be by electronic mail or telephonic) to Sellers and so long as each applicable Seller is present (or waives its right to be present) during such interviews.

Article IV
TITLE

4.1              Title Documents. Prior to the Effective Date, Sellers have caused to be delivered to Purchaser, with respect to each Facility, the preliminary title reports as set forth on Schedule III attached hereto (each, a “Title Commitment”), together with copies of all instruments identified as exceptions therein (together with each Title Commitment, collectively, the “Title Documents”).

4.2              Surveys. Prior to the Effective Date, Sellers have delivered or made available to Purchaser, with respect to each Facility, the most current survey, if any, in Sellers’ possession, for the Land and Improvements applicable to such Facility as set forth on Schedule IV attached hereto (each, an “Existing Survey”). Purchaser may, at its sole cost and expense, order a new or updated survey with respect to any Facility.

4.3              Conveyance of Title; Permitted Exceptions. At the Closing, Sellers shall convey and transfer to Purchaser fee or leasehold title, as applicable, to such portion of the Sale Assets as constitutes real property and title to the remainder of the Sale Assets, and the Title Company shall be willing to issue to Purchaser a Title Policy covering such real property as well as the real property owned by the Seller Subsidiaries showing title to all of the foregoing real property vested in Purchaser or the applicable Property Owner, subject only to Permitted Exceptions. Each Facility shall be conveyed (directly or indirectly through the transfer of the Equity Interests) subject to the following, all of which shall be deemed “Permitted Exceptions” with respect to such Facility (and the Sale Assets applicable to such Facility):

4.3.1      All matters shown in the applicable Title Documents, except those matters set forth on Schedule 4.3 (the “Initial Title/Survey Objections”);

4.3.2      All matters shown on any applicable Existing Survey, except the Initial Title/Survey Objections;

4.3.3      The rights of any Landlord under the applicable Ground Lease affecting such Facility, and any matters to which the interests of any Landlord are subject (and, without limiting Section 2.5, Section 7.2 or Sellers’ obligations under this Agreement to deliver the Required Ground Lease Estoppel Certificates (as defined below), Sellers shall not be obligated to satisfy any condition or requirement in any Title Commitment relating to obtaining an estoppel and/or consent from any such Landlord);

4.3.4      The rights of the applicable Net Lease Tenant under the applicable Net Lease affecting such Facility (provided that the foregoing shall not limit Section 2.6);

4.3.5      The rights of any other tenants under any Subleases affecting such Facility;

4.3.6      Applicable federal, state and local laws, ordinances and governmental regulations, including building and zoning laws, ordinances and regulations, in each case, affecting the ownership, use, occupancy, subdivision and/or development of such Facility, now or hereafter affecting such Facility;

4.3.7      Any liens or encumbrances that the applicable Net Lease Tenant is permitted to grant, or is obligated to remove, pursuant to the terms of the applicable Net Lease or which arises by, though or under such Net Lease Tenant and such Net Lease Tenant is not obligated to remove;

4.3.8      Any liens or encumbrances that any Landlord is permitted to grant, or obligated to remove, or which arises by, though or under any Landlord and such Landlord is not obligated to remove, pursuant to the terms of the applicable Ground Lease affecting such Facility;

4.3.9      Any liens or encumbrances for Taxes (a) that are not delinquent, (b) that are being contested in good faith for which adequate reserves have been made in accordance with GAAP or (c) for which an applicable Net Lease Tenant is fully responsible under the applicable Net Lease affecting such Facility;

4.3.10    Any liens or encumbrances created as a result of any act taken by or through Purchaser or any of its Affiliates or any Purchaser Consultant;

4.3.11    Any easements and other liens and encumbrances the applicable Seller is obligated to grant on such Facility pursuant to the applicable Net Lease, any applicable Ground Lease or applicable law; and

4.3.12    Any other defects in or exceptions or objections to title to such Facility which is or becomes a Permitted Exception under Section 4.4.

4.4              New Exceptions.

4.4.1      Purchaser may order (x) updates to, continuations of and/or supplements to any of the Title Commitments, (y) updates or supplements to the Existing Surveys and/or (z) new surveys with respect to any of the Facilities (each of the foregoing, a “Title Update”), in each case, at Purchaser’s sole cost and expense. Purchaser shall request any title company and any surveyor to simultaneously deliver directly to Purchaser’s and Sellers’ respective counsel referenced in Section 14.21 of this Agreement (and/or any other counsel specified by Purchaser or Sellers, as applicable) copies of each Title Update (including tax and departmental searches) ordered by Purchaser or otherwise issued by any title company or any surveyor, and copies of all underlying documentation referenced as an exception therein. If, at any time after the Effective Date but prior to the Closing, any Title Update discloses any additional item(s), which (i) are not caused by or the result of any act or omission or fault of Purchaser, any Affiliate of Purchaser or any Purchaser Consultant, (ii) are not Mortgages or any other liens which are covered by Section 4.5, (iii) are not items that constitute Permitted Exceptions under Section 4.3, and (iv) individually or in the aggregate with any other items first reflected on any Title Update that satisfies clauses (i) through (iii) of this Section 4.4.1, would have, or would reasonably be expected to have, a material adverse effect on Purchaser’s financing of the Transactions or would permit any Net Lease Tenant to terminate, abate rent under, or exercise other rights that would have a material and adverse effect on the applicable landlord’s interests (taken as a whole) under, its applicable Net Lease (each, a “New Exception”), Purchaser shall notify Sellers in writing of Purchaser’s approval or disapproval of such New Exception not later than the date (the “New Exception Review Period Expiration Date”) that is five (5) Business Days after the date of its receipt of such Title Update.

4.4.2      If Purchaser fails to deliver written notice of its approval or disapproval of any New Exception on or prior to the New Exception Review Period Expiration Date (and in any event prior to the Closing), such New Exception shall be deemed to be a Permitted Exception.

4.4.3      If Purchaser delivers written notice of its disapproval of any New Exception on or prior to the New Exception Review Period Expiration Date (and in any event prior to Closing), Sellers shall notify Purchaser as to whether or not they elect to attempt to Remove such New Exception, such election to be made in Sellers’ sole discretion.

4.4.4      If Sellers deliver a written notice of their election to not Remove such New Exception, Purchaser shall be deemed to have approved and irrevocably waived its objection to such New Exception, and such New Exception shall constitute a Permitted Exception, unless Purchaser notifies Sellers in writing of its election to terminate this Agreement with respect to the affected Facility as set forth in Section 4.4.5.

4.4.5      If Sellers elect to not Remove any New Exception (that Purchaser has disapproved) in accordance with Section 4.4.3, or if Sellers fail to Remove any such New Exception they have elected to attempt to remove, in each case, at or prior to the Closing, Purchaser shall have the right, as its exclusive remedy, to elect to either (i) terminate this Agreement with respect to the affected Facility (and such Facility shall no longer constitute a “Facility” for the purposes of this Agreement) (and, if such Facility is not an SPE Seller Facility or is an SPE Equity Facility, the applicable Equity Interests shall no longer constitute “Sale Assets” for purposes of this Agreement) or (ii) waive its objection to such New Exception and proceed with the Transactions without a reduction in the Purchase Price, in which event Purchaser shall be deemed to have approved such New Exception and such New Exception shall constitute a Permitted Exception. If any Facility becomes a Removed Facility pursuant to this Section 4.4.5, then (i) such Removed Facility and (if such Removed Facility is an SPE Seller Facility which is not an SPE Equity Facility) the applicable Removed Property or (if such Removed Facility is not an SPE Seller Facility or is an SPE Equity Facility) the applicable Equity Interests, as applicable, shall be excluded from the property to be sold by Sellers to Purchaser at the Closing, (ii) the Purchase Price payable by Purchaser at the Closing shall be reduced by an amount equal to the Apportioned Purchase Price allocated to such Removed Facility, and (iii) all of Sellers’ representations, warranties, covenants, liabilities and obligations, and Purchaser’s rights, with respect to such Removed Facility and (if such Removed Facility is an SPE Seller Facility) the applicable Removed Property or (if such Removed Facility is not an SPE Seller Facility or is an SPE Equity Facility) the Seller Subsidiaries that own direct or indirect interests therein, shall be void and of no further force and effect (without limiting the respective rights and obligations of the parties with respect to the Facilities other than the Removed Facilities). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, if any Facility with respect to which Purchaser has a termination right under this Section 4.4.5 is subject to a master lease (i.e., a Net Lease that covers one or more Facilities in addition to the Facility in question), then such termination right shall apply, and Purchaser shall only be permitted to exercise such termination right, with respect to all Facilities covered by such master lease.

4.5              Mandatory Removal.

4.5.1      Sellers shall be obligated to Remove each of the Initial Title/Survey Objections. In addition, it is understood and agreed that any deed of trust and/or mortgage granted by a Property Owner encumbering a Facility, or any portion thereof (but, for the avoidance of doubt, excluding any deed of trust and/or mortgage securing any indebtedness of any Net Lease Tenant or Landlord encumbering its interest in a Facility) (each such deed of trust or mortgage, together with any related security agreement or instrument with respect to the indebtedness secured thereby and encumbering the Sale Assets, a “Mortgage”) shall not be deemed a Permitted Exception and shall be paid off, satisfied, discharged and/or otherwise Removed either prior to the Closing or from proceeds of the Purchase Price at the Closing. In addition, except for any Permitted Exceptions, Sellers shall cause the Removal of (i) any income (or other) tax or judgment lien of Sellers or any mechanic’s liens or other monetary liens affecting any Facility other than those that are caused by or that are the responsibility of a Net Lease Tenant; provided, however, that, if the aggregate liability (or potential liability) with respect to any such liens with respect to all of the Facilities and/or Sale Assets shall exceed one percent (1%) of the Purchase Price) (the “Removal Cap Amount”; and any such matters giving rise to such excess amounts, the “Removal Cap Matters”), Sellers shall have no obligation under this Agreement with respect to the Removal Cap Matters or any amount in excess of the Removal Cap Amount and shall not be obligated to Remove the Removal Cap Matters except to the extent such Removal Cap Matters are identified as Initial Title/Survey Objections; and (ii) exceptions (other than Permitted Exceptions) affecting the Sale Assets and/or the Facilities that are knowingly and intentionally created by Sellers or any Affiliate of Sellers on or after the Effective Date or arising from actions that occurred prior to the Effective Date and are required to be disclosed but are not disclosed in the Disclosure Schedules (matters required to be Removed by Sellers pursuant to the foregoing clauses (i) and (ii), collectively and together with the Initial Title/Survey Objections, the “Mandatory Removal Matters”).

4.5.2       If, at any time prior to the Closing Date, any Title Update discloses any income (or other) tax, judgment or monetary lien affecting any Facility and/or the Sale Assets, Purchaser shall notify Sellers in writing of such lien not later than the date that is the earlier of (i) five (5) Business Days after the date of its receipt of such Title Update and (ii) the Closing Date. If any liens described in any such notice from Purchaser constitute Removal Cap Matters, Sellers shall notify Purchaser as to whether Sellers elect to Remove any such Removal Cap Matters. Any Removal Cap Matters that Sellers so elect to Remove shall be deemed to constitute Mandatory Removal Matters. If Sellers elect not to Remove any Removal Cap Matters, Purchaser shall have the right to elect, by delivery of written notice to Sellers, to either (i) terminate this Agreement with respect to the affected Facility (and such Facility shall no longer constitute a “Facility” for the purposes of this Agreement) (and, if such Facility is not an SPE Seller Facility or is an SPE Equity Facility, the applicable Equity Interests shall no longer constitute “Sale Assets” for purposes of this Agreement), or (ii) accept all such Removal Cap Matters as Permitted Exceptions and proceed with the Transactions without a reduction in the Purchase Price. The failure of Purchaser to make any such election within five (5) days after receipt of written notice of Sellers’ election not to Remove all Removal Cap Matters shall be deemed an irrevocable election by Purchaser of clause (ii) above.

4.5.3       If any Mandatory Removal Matters may be removed by the payment of a sum of money and Sellers have not caused such Mandatory Removal Matter to be Removed as of the Closing Date, Purchaser shall have the right to request that the Title Company utilize a portion of the Purchase Price that would otherwise be payable to Sellers equal to such sum to cause the Removal of said Mandatory Removal Matter.

Article V
CLOSING

5.1              Closing Date. The Closing shall occur on February 28, 2022 (such date, as the same may be adjourned as hereinafter described or, if applicable, such other date as mutually agreed by the parties, the “Scheduled Closing Date”) through an escrow with Escrow Agent, whereby Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by courier or other means. Sellers shall have the right, at their sole election but solely to the extent required to allow the satisfaction of a condition in Section 8.1 or Section 8.3, to adjourn the Scheduled Closing Date from time to time (each, a “Seller Adjournment”); provided, however, that in no event shall Sellers extend the Scheduled Closing Date to a date after March 29, 2022 unless (a) Purchaser is permitted to extend its Debt Commitment Letter through such date or (b) the Lenders agree to extend such Debt Commitment Letter through such date (and, upon request by Sellers, Purchaser shall use commercially reasonable efforts to cause the Lenders to agree to such extension), in either case of (a) or (b) at the same rate and otherwise on the same terms as set forth in the Debt Commitment Letter, and at no additional cost, obligation or liability to Purchaser which is not de minimis. Each Seller Adjournment may be effected by delivery by Sellers of written notice to Purchaser on or prior to the then Scheduled Closing Date, in which case the adjourned Scheduled Closing Date shall be set forth in such written notice and shall be a Business Day not less than five (5) days after the giving of such notice. In addition, upon the delivery of both (i) on or prior to February 21, 2022, written notice to Sellers (the “Purchaser Extension Notice”) and (ii) within one (1) Business Day after the delivery of the Purchaser Extension Notice, an additional deposit (the “Second Additional Deposit”) in the amount of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) to Escrow Agent by wire transfer of immediately available funds (which Second Additional Deposit shall, together with the interest earned thereon, be deemed part of the Deposit for all purposes hereunder), Purchaser shall have the right to extend the Scheduled Closing Date to a date no later than March 29, 2022.

5.2              Seller Closing Deliveries. Sellers shall deliver (or cause to be delivered) to Escrow Agent each of the following items at or prior to the Closing:

5.2.1      With respect to each SPE Seller Facility or portion thereof owned by any Seller in fee, a Deed executed by the applicable Seller, with Purchaser or the applicable Designee, if applicable, as grantee;

5.2.2      With respect to each Ground Lease Facility that is an SPE Seller Facility, a Ground Lease Assignment and Assumption Agreement, in the form attached as Exhibit C, executed by the applicable Seller, with Purchaser and the applicable Designee, if applicable, as the counterparty (each, a “Ground Lease Assignment and Assumption”);

5.2.3      With respect to each SPE Seller Facility, a Bill of Sale, in the form attached as Exhibit D, executed by the applicable Seller for the benefit of Purchaser or the applicable Designee, if applicable;

5.2.4      With respect to each SPE Seller Facility, a General Assignment and Assumption Agreement, in the form attached as Exhibit E, executed by the applicable Seller, with Purchaser and the applicable Designee, if applicable, as the counterparty (each, a “General Assignment and Assumption”);

5.2.5      With respect to the Equity Interests, an Assignment and Assumption of Equity Interests Agreement, in the form attached as Exhibit K, executed by the applicable owner of such Equity Interests, with Purchaser and the applicable Designee, if applicable, as the counterparty (each, an “Equity Assignment and Assumption”);

5.2.6      With respect to the REIT Entities, a written opinion reasonably satisfactory to Purchaser from Katten, dated as of the Closing Date and in substantially the form of Exhibit M, to the effect that, for all taxable periods commencing with the first taxable year in which each REIT entity was formed through the Closing Date, each REIT Entity has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that each REIT Entity’s present and proposed method of operation and organization (if sustained after the Closing) will enable such REIT Entity to continue to so qualify as a REIT. The opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates in form reasonably approved by Purchaser. Purchaser shall be permitted to rely on such opinion;

5.2.7      The Closing Certificate executed by Sellers;

5.2.8      Sellers’ counterpart signature to the closing statement prepared by Escrow Agent which shall include the applicable prorations and adjustments calculated in accordance with the terms of this Agreement (the “Closing Statement”);

5.2.9      With respect to each Seller, Cox Castagna JV Member, and McCormick Bradley JV Member, an executed Internal Revenue Service Form W-9;

5.2.10    With respect to each Facility, an owner’s title affidavit, in the form attached as Exhibit H-1, executed by the applicable Property Owner, and with respect to the Net Lease I Facilities and the Net Lease II Facilities, a non-imputation affidavit in the form attached hereto as Exhibit H-2;

5.2.11    With respect to each Facility, any applicable Transfer Tax Forms, executed by the applicable Seller (if applicable);

5.2.12    Originals or copies of all of the Business Records in Sellers’ or their respective Affiliates’ possession;

5.2.13    To the extent not previously delivered to Purchaser (including in the Data Site), originals or copies of (i) the Ground Leases and the Net Leases, (ii) to the extent in Sellers’ or their respective Affiliates’ possession, Permits and (iii) any Subleases with respect to which Sellers had an express consent right pursuant to the terms of the Net Leases and have granted such consent;

5.2.14    To the extent not previously delivered to Purchaser, originals or copies of the Net Lease Estoppel Certificates, the Ground Lease Estoppel Certificates and the Ground Lease Consents;

5.2.15    A novation agreement substantially in the form of Exhibit G attached hereto (each, a “Novation Agreement”) for each GSA Lease, executed by the applicable Property Owner (but not the GSA);

5.2.16    A transition services agreement substantially in the form of Exhibit P attached hereto (the “Transition Services Agreement”);

5.2.17    To the extent assignable, any unapplied Security Deposits (except any such Security Deposits held in the form of cash, with respect to which Purchaser shall receive a credit at the Closing pursuant to Section 5.4.4) (which, in the case of any assignable letters of credit shall mean the original letters of credit, together with the related transfer documentation completed; with respect to any non-assignable letters of credit that constitute unapplied Security Deposits, Sellers shall reasonably cooperate with Purchaser’s efforts to replace such letters of credit after the Closing, including by returning such letters of credit to the applicable Net Lease Tenants in connection with Purchaser’s receipt of replacement letters of credit); provided that the Specified LOCs are not required to be delivered at or prior to the Closing (and shall instead be required to be delivered as soon as is reasonably practicable after Closing (and this Section 5.2.17 shall survive the Closing));

5.2.18   An amendment to the Domain Ground Lease (as defined in the Disclosure Schedules) (in form and substance reasonably acceptable to Purchaser and Sellers) deleting clause (b) in the definition of “Leasehold Mortgage” contained therein;

5.2.19   Any agreements or other instruments required to be executed by the applicable Sellers or Property Owners under Section 2.5.2 and/or Section 2.6.1, as applicable, executed by such Sellers or Property Owners, as applicable;

5.2.20   All plans and specifications related to the Facilities in Sellers’ or their respective Affiliates’ possession;

5.2.21   The Certificate of Merger (as defined in Exhibit Q attached hereto);

5.2.22   With respect to each Safehold Facility, a letter agreement substantially in the form of Exhibit R attached hereto (each, a “Safehold Letter Agreement”) executed by an Affiliate of Safehold Inc. (the “Safehold Buyer”), together with the Buyer’s Closing Documents (as defined therein), duly executed and acknowledged (in each case, as applicable), which Buyer’s Closing Documents will be held in escrow by Escrow Agent pursuant to the applicable Safehold Letter Agreement; and

5.2.23   With respect to each Seller, resolutions, certificates of good standing and such other organizational documents as the Title Company may reasonably require to evidence such Seller’s authority to consummate the Transactions.

5.3          Purchaser Closing Deliveries. Purchaser shall deliver (or cause to be delivered) to Escrow Agent each of the following at or prior to the Closing:

5.3.1      The full Purchase Price (including the Promissory Note but less the Deposit), plus or minus (as applicable) the adjustments or prorations required by this Agreement;

5.3.2      A countersigned counterpart of each Ground Lease Assignment and Assumption;

5.3.3      A countersigned counterpart of each General Assignment and Assumption;

5.3.4      A countersigned counterpart of each Equity Assignment and Assumption;

5.3.5      The Closing Certificate executed by Purchaser;

5.3.6      Purchaser’s counterpart signature to the Closing Statement;

5.3.7      A Novation Agreement for each GSA Lease, executed by Purchaser (but not the GSA);

5.3.8      Purchaser’s counterpart signature to the Transition Services Agreement;

5.3.9      Any agreements or other instruments required to be executed by Purchaser under Section 2.5.2 and/or Section 2.6.1, as applicable, executed by Purchaser;

5.3.10    With respect to each Facility, any applicable Transfer Tax Forms, executed by Purchaser (if applicable);

5.3.11    With respect to each Safehold Facility, a counterpart of each Safehold Letter Agreement executed by the applicable Property Owner, together with the Seller’s Closing Documents (as defined therein) duly executed and acknowledged (in each case, as applicable), which Seller’s Closing Documents will be held in escrow by Escrow Agent pursuant to the applicable Safehold Letter Agreement; and

5.3.12    Resolutions, certificates of good standing and such other organizational documents as the Title Company may reasonably require to evidence Purchaser’s authority to consummate the Transactions.

5.4           Prorations and Adjustments.

5.4.1      General. No items shall be prorated except as provided in this Section 5.4.1.

5.4.1.1  Operating Expenses. Any operating expenses that are the responsibility of any Net Lease Tenant to pay directly shall not be prorated, regardless of whether such items are characterized as Rent under the Net Leases or otherwise, and Purchaser shall look solely to the Net Lease Tenants for the payment of such operating expenses. To the extent Net Lease Tenants are not required to pay any operating expenses directly under their respective Net Leases, but are required to escrow such operating expenses under their respective Net Leases and/or to reimburse the applicable Property Owner for all or any portion of such operating expenses, then such amounts shall be prorated as Rent in accordance with Section 5.4.1.2 below. Any operating expenses that are not the responsibility of a Net Lease Tenant shall be prorated between Sellers and Purchaser as of 11:59 p.m. (New York) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date, with Purchaser being responsible for all such operating expenses attributable to dates from and after the Closing Date and the applicable Seller being responsible for all such operating expenses attributable to dates prior to the Closing Date.

5.4.1.2  Rents under Net Leases.

(a)               All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, or other sums and charges payable by any Net Lease Tenant under any Net Lease, but explicitly excluding any Taxes and operating expenses that are the responsibility of any Net Lease Tenant to pay directly) (“Rent”) shall be prorated as of 11:59 p.m. (New York) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date. Purchaser shall receive all collected Rent, income and revenues attributable to dates from and after the Closing Date. The applicable Seller shall receive all collected Rent, income and revenues attributable to dates prior to the Closing Date.

(b)               No proration shall be made at the Closing with respect to any Rent which has not been collected as of the Closing Date (“Uncollected Rent”). Sellers shall receive a credit at the Closing in the amount of (i) any Uncollected Rent that is delinquent by sixty (60) days or less as of the Closing Date plus (ii) all rents and other amounts due under the GSA Leases (“GSA Rents”) that have accrued but not yet been paid (on account of the fact that GSA Rents are paid in arrears), and Purchaser shall be entitled to retain all Uncollected Rent and GSA Rents that are collected from Net Lease Tenants after the Closing Date (and, to the extent that Sellers receive any such Uncollected Rent from Net Lease Tenants after the Closing Date, Sellers shall promptly remit the same to Purchaser).

(c)               Purchaser acknowledges that the Property Owners, as landlords under the Net Leases, may be collecting from Net Lease Tenants additional rent relating to operating expenses. To the extent that any such additional rent is paid by any Net Lease Tenants on an estimated payment basis (whether monthly, quarterly, or otherwise) for which a future reconciliation of actual operating expenses to estimated payments of operating expenses is required to be performed at the end of a reconciliation period, Purchaser and Sellers shall determine prior to the Closing whether such Net Lease Tenants have, in the aggregate, made an overpayment or underpayment of additional rent relating to operating expenses (such determination to be based on a comparison of reasonable estimates of actual annual operating expenses to the estimated payments being made by such Net Lease Tenants). If such determination indicates that such Net Lease Tenants have made an overpayment of additional rent relating to operating expenses, Purchaser shall receive a credit toward the Purchase Price in the amount of such overpayment and Purchaser shall assume all obligations and liabilities relating to such overpayment. If, however, such determination indicates that such Net Lease Tenants have made an underpayment of additional rent relating to operating expenses, Sellers shall receive a credit at the Closing in the amount of such underpayment and Purchaser shall be entitled to retain any payments made by such Net Lease Tenants in respect thereof after the Closing. If such review indicates that it cannot be determined as of the Closing Date whether any Net Lease Tenant has overpaid or underpaid its additional rent relating to operating expenses, then at the end of the applicable reconciliation period (or, if earlier, the applicable adjustment period described in Section 5.4.7) Purchaser shall pay to Sellers the amount of any underpayment by such Net Lease Tenant (and Purchaser shall be entitled to retain any payments made by such Net Lease Tenants in respect thereof) or Sellers shall pay to Purchaser the amount of any overpayment (and Purchaser shall assume all obligations and liabilities relating to such overpayment), as applicable.

(d)               Purchaser and Sellers acknowledge and agree that the GSA may continue to pay GSA Rents to the applicable Property Owners until such time as the GSA has executed and delivered the applicable Novation Agreements. Therefore, following Closing, Sellers agree to maintain all existing accounts into which the GSA may be depositing GSA Rents, provided that such accounts may be closed by Sellers at such time as the applicable Novation Agreements are signed and the GSA begins paying the GSA Rents directly to Purchaser. From and after Closing, Sellers shall reasonably cooperate with Purchaser in its efforts to obtain the Novation Agreements. From and after Closing and until such time as the Novation Agreements have been executed and delivered by the GSA, Sellers shall hold any rent in trust for the benefit of Purchaser and shall deliver such rent to Purchaser promptly after receipt. This provision shall survive Closing until the Novation Agreements have been executed and delivered by the GSA.

5.4.1.3  Taxes and Assessments. All real estate and personal property taxes and assessments with respect to the Facilities for the current tax year, or in the case of Illinois and Indiana calendar year (i.e. “cash” basis), in which the Closing occurs, shall be prorated between Sellers and Purchaser as of the Closing Date on the basis of the actual number of days elapsed over the applicable period (other than any such real estate and personal property taxes and assessments which are directly payable by Net Lease Tenants pursuant to such Net Lease Tenants’ Net Leases, for which no adjustment shall be made) and based upon the most recently available real estate tax bills and most recently assessed rates and valuations. If any assessments on the Facilities are payable in installments, then the installment allocable to the period in which the Closing occurs shall be prorated (with Purchaser being allocated the obligation to pay any installments due on or after the Closing Date, including any portions of installments allocated as part of such prorations to the period from and after the Closing Date).

5.4.1.4  Water, Sewer and Utility Charges. Water rates, water meter charges, sewer rents, utility charges and vault charges, if any (other than any such rates, charges or rents which are payable by Net Lease Tenants pursuant to such Net Lease Tenants’ Net Leases, for which no adjustment shall be made), shall be prorated based on the most recently available bills therefor as of the initial proration date pursuant to Section 5.4.6, and reprorated after Closing pursuant to Section 5.4.7.

5.4.1.5  Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, billboards, cell towers or other income-producing agreements shall be adjusted and prorated between Purchaser and Sellers as of the Closing.

5.4.2     Capital Commitments and Obligations. Sellers shall be responsible for performing the capital repairs and obligations with respect to the Facilities that are identified as “Seller Capital Obligations” on Schedule 5.4.2 (the “Seller Capital Obligations”), and, to the extent that Sellers have not performed any Seller Capital Obligation as of the Closing Date, Purchaser shall receive a credit against the Purchase Price in an amount equal to the cost to perform the same, as determined by Sellers in their reasonable discretion. Purchaser shall be responsible for performing the capital repairs and obligations with respect to the Facilities that are identified as “Purchaser Capital Obligations” on Schedule 5.4.2 (the “Purchaser Capital Obligations”), and Purchaser shall receive no credit against the Purchase Price with respect to any Purchaser Capital Obligations. Sellers shall receive a credit at Closing for any costs incurred by Sellers in connection with performing any Purchaser Capital Obligations prior to Closing.

5.4.3      Leasing Costs. Each Seller agrees to pay or discharge at or prior to Closing (and provide Purchaser with evidence of payment thereof), or provide Purchaser with a credit at Closing in the amount of, all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Net Lease or Net Lease renewal or extension (excluding the Seller Capital Obligations and the Purchaser Capital Obligations) (collectively, the “Leasing Costs”) that are indicated on Schedule 5.4.3 as being payable by such Seller. Purchaser agrees to pay all Leasing Costs indicated on Schedule 5.4.3 as being payable by Purchaser as and when they become due. Sellers shall have no obligation to pay, and as of Closing Purchaser shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. Additionally, as of Closing, Purchaser shall assume Sellers’ obligations for Leasing Costs incurred with respect to Net Leases and Net Lease renewals and extensions executed subsequent to the Effective Date pursuant to the terms of this Agreement.

5.4.4     Security Deposits. At the Closing, Purchaser shall receive a credit for the amount of any cash Security Deposits held by Sellers pursuant to the Net Leases (to the extent such Security Deposits remain unapplied) and any interest earned thereon which by law or the terms of the Net Leases is required to be paid or refunded to the applicable Net Lease Tenants, and Sellers shall be permitted to retain the balance of any interest earned thereon. At the Closing, Sellers shall receive a credit for the amount of (i) any cash security deposits posted by the applicable Property Owners pursuant to Ground Leases (to the extent such security deposits remain unapplied) and any interest earned thereon which by law or the terms of the Ground Leases is required to be paid or refunded to the applicable lessees and (ii) any utility deposits that have been posted by the applicable Property Owners in connection with the Facilities (to the extent such utility deposits remain unapplied), which security deposit and utility deposit amounts as of the Effective Date are set forth on Schedule 5.4.4 attached hereto.

5.4.5     Costs Associated with Preferred REIT Interest Holders. At the Closing, the Purchase Price shall be reduced by an amount equal to the sum of: (i) the unpaid distributions on the Preferred REIT Interests payable to the Preferred REIT Interest Holders under each REIT Operating Agreement through and including the Closing Date; (ii) the liquidation preferences that Purchaser (or its affiliates) will be obligated to pay the Preferred REIT Interest Holders under each REIT Operating Agreement in the event of a liquidation of any REIT Entity; and (iii) any accrued and unpaid servicing costs due or payable to each REIT Entity’s servicer for their respective Preferred REIT Interests (including any costs under any REIT Servicing Agreements).

5.4.6     Proration Schedule. No later than five (5) Business Day prior to the Closing Date, the parties shall jointly prepare a proration schedule setting forth the prorations to be made at the Closing pursuant to Section 5.4.1, which proration schedule shall be reflected on the Closing Statement and, subject to Section 5.4.7, shall be final with respect to the items set forth therein. The parties shall attempt in good faith to reconcile any differences or disputes regarding the proration schedule; provided, however, that, if the parties are unable (despite good-faith efforts) to agree upon any item on the proration schedule, then Sellers’ good-faith estimate of any such item shall prevail for purposes of the Closing and pending any adjustment pursuant to Section 5.4.7.

5.4.7     Post-Closing Adjustments. If the prorations set forth in the proration schedule reflected on the Closing Statement shall prove to be incorrect or incomplete for any reasons, then either party shall be entitled to an adjustment to correct the same, provided that such party shall request such adjustment by written notice (together with reasonable evidence of such incorrectness or incompleteness) to the other party within ninety (90) days of the Closing Date. In the event the parties have not agreed with respect to any adjustments requested by either party to be made pursuant to this Section 5.4.7 within thirty (30) days following such request, upon application by either party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustment which has not theretofore been agreed to between the parties. The charges of such accountant shall be borne by the party that does not substantially prevail in such dispute. All adjustments to be made as a result of the final adjustments (whether based on the mutual agreement of the parties or based on the determination of a certified public accountant) shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof. Neither party shall have any obligation to re-adjust any items prorated and adjusted pursuant to this Section 5.4 after the expiration of the applicable periods set forth in this Section 5.4.7.

5.4.8      The provisions of this Section 5.4 shall survive the Closing for a period of one (1) year.

5.5          Closing Costs.

5.5.1      Seller Costs. Sellers shall be responsible for payment of the following costs and expenses of the Transactions: (i) all fees of Sellers’ Financial Advisor, attorneys, accountants and other consultants; (ii) one-half of the fees and expenses of Escrow Agent (as escrow agent under the Escrow Agreement); (iii) all costs of preparing and obtaining the estoppel certificates sought to be obtained pursuant to Section 7.1.2 or pursuant to Section 7.2.1 (iv) Sellers’ share allocated in accordance with local custom (as set forth on Schedule 8 attached hereto) with respect to the Title Documents, premiums for each Title Policy and the cost of any and all endorsements to any Title Policies; and (v) Sellers’ share, allocated in accordance with local custom with respect to each Facility (which local custom is set forth on Schedule 8 attached hereto), of any and all transfer Taxes, deed Taxes, sales Taxes, stamp Taxes, intangibles Taxes or similar Taxes imposed with respect to the Transactions.

5.5.2      Purchaser Costs. Purchaser shall be responsible for payment of the following costs and expenses of the Transactions: (i) all fees of Purchaser’s financial advisors, attorneys, accountants and other consultants; (ii) one-half of the fees and expenses of Escrow Agent (as escrow agent under the Escrow Agreement); (iii) all fees, costs and expenses incurred in connection with Purchaser’s due diligence; (iv) all costs of any Title Updates and the Third-Party Reports; and (v) any costs related to (A) state, city, county and municipal recording fees and all related charges, costs and expenses in connection with the recording of the Deeds and (if applicable) the Ground Lease Assignment and Assumption Agreements or any memoranda thereof; (B) Purchaser’s share allocated in accordance with local custom (as set forth on Schedule 8 attached hereto) with respect to the Title Documents, premiums for each Title Policy and the cost of any and all endorsements to any Title Policies; (C) Purchaser’s share allocated in accordance with local custom with respect to each Facility (which local custom is set forth on Schedule 8 attached hereto) of any and all transfer Taxes, deed Taxes, sales Taxes, stamp Taxes, intangibles Taxes or similar Taxes imposed with respect to the Transactions; and (D) any and all costs and expenses incurred in connection with the preparation and filing of the Transfer Tax Forms.

5.5.3      General. All other costs and expenses incident to the Transactions and the closing thereof shall be paid by the party incurring the same. If any cost for which Sellers (on the one hand) or Purchaser (on the other hand) is responsible pursuant to the foregoing provisions of this Section 5.5 shall have been paid by the other prior to the Closing, then the other shall receive a credit in the amount of such payment on the Closing Statement. The terms and provisions of this Section 5.5 shall survive the Closing and any earlier termination of this Agreement.

5.6           Safehold Escrow. At the Closing, Sellers shall deliver, or cause the Safehold Buyer to deliver, (a) the Closing Cost Escrow (as defined in the applicable Safehold Letter Agreement) for each Safehold Facility to Escrow Agent in immediately available funds for the benefit of the Property Owner of such Safehold Facility, and (b) the Closing Funds (as defined in the applicable Safehold Letter Agreement) for each Safehold Facility to Escrow Agent in immediately available funds for the benefit of Safehold Buyer, which funds will be held by Escrow Agent in escrow pursuant to the applicable Safehold Letter Agreement. The parties shall cooperate reasonably and in good faith to determine whether the Title Policy for each Safehold Facility can be “held open” until the closing of the transaction described in the Safehold Letter Agreement for such Safehold Facility, and if so to arrange for the same, provided that no party shall be required to agree to, or arrange for, the same if it would require such party to make any payment or would otherwise adversely affect such party.

Article VI
REPRESENTATIONS AND WARRANTIES OF SELLERS AND PURCHASER

The disclosure schedules attached hereto (the “Disclosure Schedules”) are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement to which such sections and subsections of the Disclosure Schedules relate. An exception to a representation or warranty in this Article VI set forth in the Disclosure Schedules effectively modifies the corresponding representation or warranty in this Article VI; provided that any fact or condition disclosed in any section or subsection of the Disclosure Schedules in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement, or information called for by another section or subsection of the Disclosure Schedules, reasonably apparent shall be deemed to be an exception to such representation or representations and to be disclosed on such other section or subsection of such Disclosure Schedules notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed in any section of the Disclosure Schedules shall not be deemed, solely by reason of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

6.1           Sellers’ Representations. Each Seller hereby makes, as of the Effective Date and, subject to Section 6.2, as of the Closing Date, the following representations and warranties to Purchaser, only as to such Seller and its portion of the Sale Assets and the Facilities corresponding thereto, and subject to the qualifications and exceptions set forth below:

6.1.1     Organization and Authority. Such Seller has been duly organized and is validly existing under the laws of its respective jurisdiction. Such Seller has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated the Transactions, and all such actions have been duly and validly authorized by such Seller. The person signing this Agreement, and all other agreements, documents and instruments required to be signed by such Seller pursuant to the terms of this Agreement, on behalf of such Seller is authorized to do so, and this Agreement, and such other agreements, documents and instruments, do or (when executed) will constitute the legal, valid and binding obligations of such Seller and are or (when executed) will be enforceable against such Seller in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

6.1.2      No Conflicts. The execution, delivery and performance of this Agreement by such Seller and the consummation of the Transactions by such Seller will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing such Seller; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which such Seller is bound, which would have a Material Adverse Effect; (c) other than as described on Schedule 6.1.2 attached hereto (collectively, the “Required Consents”), require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been obtained), in each case, if the failure to obtain the same would have a Material Adverse Effect; or (d) result in a violation or breach, in any material respect, of any law applicable to such Seller or by which such Seller or any Sale Asset being sold by it is bound.

6.1.3      No Bankruptcy. Such Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

6.1.4      Legal Proceedings. Other than as described on Schedule 6.1.4 attached hereto, there is no litigation, action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding (a “Litigation”), pending or, to Seller’s Knowledge, threatened against such Seller (other than “slip and fall” and other Litigation covered by insurance that does not exceed $1,000,000 in potential liability), relating to the Transactions contemplated by this Agreement or affecting any Sale Asset being sold by it. To Seller’s Knowledge, other than as described on Schedule 6.1.4, there is no Litigation pending or threatened against any Applicable Facility of such Seller other than “slip and fall” and other Litigation covered by insurance that does not exceed $1,000,000 in potential liability.

6.1.5      Condemnation. Other than as described on Schedule 6.1.5 attached hereto, as of the Effective Date, (x) there are no pending material condemnation or eminent domain proceedings, or to Seller’s Knowledge immaterial condemnation or eminent domain proceedings, existing with respect to any Applicable Facility of such Seller and (y) to Seller’s Knowledge, there are no threatened condemnation or eminent domain proceedings existing with respect to any Applicable Facility of such Seller.

6.1.6     Compliance; Sanctions; Sanctioned Persons; Sanctioned Countries. (a) Such Seller and (if applicable) the Seller Subsidiaries in which it is selling a direct or indirect interest hereunder, have been, in the past three (3) years, and are currently, in compliance with Sanctions. Such Seller and (if applicable) such Seller Subsidiaries are not engaged in, directly or indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person. Neither such Seller, nor (if applicable) such Seller Subsidiaries, nor any director or officer of such Seller or (if applicable) such Seller Subsidiaries, nor (to Seller’s Knowledge) any agent, customer or representative of, or any other Person authorized to act for or on behalf of, such Seller or (if applicable) such Seller Subsidiaries, is a Sanctioned Person. To Seller’s Knowledge, no investor in, equity holder of, or owner of such Seller or (if applicable) such Seller Subsidiaries is a Sanctioned Person. (b) Such Seller and (if applicable) the Seller Subsidiaries in which it is selling a direct or indirect interest hereunder, and each of their respective directors, officers, employees and agents (in each case acting in their capacity as such) have not undertaken any Anti-Corruption Prohibited Activity in respect of any Sale Asset and for the past three (3) years have been in compliance with applicable Anti-Corruption Laws.

6.1.7      Net Leases. With respect to each Applicable Facility of such Seller, (a) the applicable Property Owner is the lessor or landlord under the Net Leases identified on Schedule II attached hereto next to such Facility, (b) such Net Leases constitute all of the leases, licenses and occupancy agreements relating to such Facility under which the applicable Property Owner is a holder of the landlord’s or licensor’s interest, (c) such Net Leases have not been modified or amended except as listed on Schedule II, (d) such Net Leases contain the entire agreement between the relevant landlord and the tenants named therein with respect to the applicable leasehold interest, (e) to Seller’s Knowledge, such Net Leases are in full force and effect, (f) other than defaults set forth on Schedule 6.1.7, (i) the applicable Property Owner has not received or delivered a notice of any default under any of such Net Leases which has not been cured or waived, (ii) to Seller’s Knowledge, there exists no material default by the Net Lease Tenant under any of such Net Leases, and (iii) fixed rent and additional rent payable to the applicable Property Owner under such Net Leases are currently being collected under such Net Leases, (g) other than as set forth on Schedule 6.1.7, no free rent or rent credits remain outstanding under such Net Leases, and (h) to Seller's Knowledge, no Net Lease Tenant under any of such Net Leases has (i) filed for bankruptcy or taken any similar debtor protection measure, (ii) discontinued operations at such Facility or (iii) given the applicable Property Owner written notice of its intent to do so. Schedule II attached hereto contains a true, correct and complete list, as of the last day of the month preceding the month in which the Effective Date occurs, of the Security Deposits (whether in the form of cash, letter of credit or otherwise) under the Net Leases being held by Sellers, including whether any such Security Deposit is being held in the form of a letter of credit. Sellers have delivered to Purchaser, or otherwise made available to Purchaser for review (whether in the Data Site or otherwise), copies of all such Net Leases, which copies are true, correct and complete in all material respects.

6.1.8     Net Lease Guarantees. Schedule II attached hereto includes a true and complete list of all Net Lease Guarantees with respect to the Net Leases identified thereon next to any Applicable Facility of such Seller. Sellers have delivered to Purchaser, or otherwise made available to Purchaser for review (whether in the Data Site or otherwise), copies of all such Net Lease Guarantees, which copies are true, correct and complete in all material respects. To Seller’s Knowledge, each of such Net Lease Guarantees is in full force and effect. As of the Effective Date, except as set forth on Schedule 6.1.8, the applicable Property Owner has not made a demand or otherwise given any notice to the guarantor under any of such Net Lease Guarantees of any payment or other obligations that remain outstanding or otherwise uncured.

6.1.9     Ground Leases. The Ground Lease, if any, listed on Schedule VI attached hereto next to any Applicable Facility of such Seller contains the entire agreement between the applicable Landlord and the applicable Property Owner and has not been amended, modified or supplemented except as listed on Schedule VI. To Seller’s Knowledge, neither the applicable Property Owner nor the Landlord under such Ground Lease is in default in its performance of its obligations under such Ground Lease. To Seller’s Knowledge, such Ground Lease is in full force and effect. A true and complete copy thereof, in all material respects, has been provided to Purchaser (whether in the Data Site or otherwise). The applicable Property Owner has not (i) given any written notice of a Landlord default under such Ground Lease that has not been cured or otherwise resolved, or (ii) received a written notice from the Landlord of a tenant default under such Ground Lease that has not been cured or otherwise resolved. Schedule 5.4.4 attached hereto contains a true, correct and complete list, as of the last day of the month preceding the month in which the Effective Date occurs, of the security deposits (whether in the form of cash, letter of credit or otherwise) posted by the applicable Property Owners under the Ground Leases being held by applicable Landlords, including whether any such security deposit is being held in the form of a letter of credit.

6.1.10    Intentionally omitted.

6.1.11    Other Contracts. Except for (i) the contracts set forth on Schedule 6.1.11, (ii) the Net Leases described in Section 6.1.7, (iii) the Ground Leases described in Section 6.1.9, (iv) the other Permitted Exceptions, (v) the Permitted Lease Amendments (vi) agreements and contracts that can be terminated upon not more than thirty (30) days’ notice without penalty, and (vii) any agreement or contract that does not require the applicable Property Owner to pay (cash or other) consideration in an aggregate amount exceeding $100,000 in any twelve (12) month period, the applicable Property Owner is not a party to any written agreement or contract relating to the ownership or operation of any Applicable Facility of such Seller that will be binding on Purchaser after the Closing.

6.1.12    Employees. Neither such Seller nor (if applicable) the Seller Subsidiaries in which it is selling a direct or indirect interest hereunder are or have been a party to any collective bargaining agreement, union agreement, employee retention agreement, employee benefit plan or other contract or agreement with any labor organization that will be binding upon Purchaser in connection with any Applicable Facility of such Seller or, to Seller’s Knowledge, will affect any Applicable Facility of such Seller following the Closing.

6.1.13    Taxes.

6.1.13.1    Each Seller is not a “foreign person” as that term is used and defined in Code Section 1445.

6.1.13.2    All material Tax Returns required to be filed by or on behalf of the Seller Subsidiaries have been duly filed on a timely basis (taking into account any valid extensions of time to file) and all such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid by the Seller Subsidiaries, whether or not shown as due on any Tax Return, have been paid in full on a timely basis (taking into account any valid extensions of time to file), except any Taxes which (a) are not delinquent, or (b) are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP.

6.1.13.3    Each of the REIT Entities has (i) been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for each taxable year commencing with the first taxable year in which each REIT entity was formed and through its taxable year ended December 31, 2021 (including all annual income tests, all quarterly asset tests, and all securities ownership and other asset ownership prohibitions and limitations, and has made no election nor taken any action to the contrary), (ii) has operated on and since January 1, 2022 to the date hereof in a manner consistent with requirements for qualification and taxation as a REIT, (iii) intends to continue to operate in a manner as to qualify as a REIT through Closing Date (in the case of each of clauses (i), (ii), and (iii), independent of, and without having to comply with, any post-Closing dividend for any taxable year), (iv) has not taken or omitted to take any action if such action or omission, as the case may be, could reasonably be expected to result in a challenge by the IRS or any other governmental authority to its status as a REIT, and no such challenge is pending or has been threatened in writing, (v) holds no asset, directly or indirectly, the disposition of which would be subject to Sections 337(d) or 1374 of the Code (or applicable Treasury Regulations thereunder), and (vi) has no accumulated earnings and profits from a non-REIT taxable year within the meaning of Section 857(a)(2)(B) of the Code.

6.1.13.4    The Preferred REIT Interests of the REIT Entities are owned by not less than one hundred (100) separate and distinct persons. Sellers and the REIT Entities have the unqualified and unrestricted right under the REIT Operating Agreement and the REIT Servicing Agreements and applicable law to redeem and cancel all of the Preferred REIT Interests at any time and for any reason.

6.1.13.5    No REIT Entity has engaged at any time in any material “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code, as modified by Sections 857(b)(6)(C) and 857(b)(6)(D) of the Code. No event has occurred, and no condition or circumstance exists, that presents a risk that any material Tax under Sections 856, 857(b)(1), 857(b)(6)(A), 860(c), or 4981 of the Code will be imposed on any REIT Entity, and since inception, no REIT Entity has incurred any liability relating to the aforementioned Taxes.

6.1.13.6    No Seller nor any REIT Entity is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or any comparable provision of state or local law. No powers of attorney with respect to any Tax matter are currently in force with respect to the Seller Subsidiaries.

6.1.13.7    Except as listed on Schedule 6.1.13.7, no REIT Entity holds an interest in a “taxable REIT subsidiary” (a “TRS”) within the meaning of Section 856(l) of the Code, or, directly or indirectly (other than through a TRS listed on Schedule 6.1.13.7), any interest treated as equity for U.S. federal income tax purposes in an entity taxed as a corporation (not including qualified REIT subsidiaries pursuant to Section 856(i) of the Code or equity interests treated as cash for purposes of Section 856 of the Code pursuant to IRS Revenue Ruling 2012-17), and each direct or indirect Subsidiary of a REIT Entity (other than a TRS) has at all times been classified and taxed for U.S. federal income tax purposes as a partnership or disregarded entity.

6.1.13.8    No Seller Subsidiary is currently a party to any action or proceeding against it for assessment or collection of Taxes, and no such action or proceeding been asserted or threatened in writing against the Seller Subsidiaries or any of their respective assets. No Seller Subsidiary has agreed to a waiver or extension of any statute of limitations with respect to Tax Returns, which waiver or extension would be in effect after the Closing.

6.1.13.9    No deficiency for any amount of Tax has been asserted or assessed or proposed by a taxing authority in writing against the Seller Subsidiaries that has not been paid, settled or withdrawn.

6.1.13.10 No audit is pending or threatened in writing with respect to any Taxes due from or with respect to the Seller Subsidiaries.

6.1.13.11 There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Seller Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

6.1.13.12 The Seller Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any asset of the Seller Subsidiaries with respect to Taxes, other than liens for Taxes which (1) are not delinquent, or (2) are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP.

6.1.13.13 No Seller Subsidiary has: (i) distributed stock of another person or had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; (ii) obtained any private letter rulings from the IRS or comparable rulings from other taxing authorities or entered into any “closing agreement” as described in Section 7121 of the Code or similar arrangement; (iii) received a written claim by any taxing authority in a jurisdiction where the Seller Subsidiary does not file Tax Returns that it is or may be required to file such Tax Returns in such jurisdiction; or (iv) ever been a member of an affiliated, combined, consolidated or unitary tax group, nor has liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or similar provision under state, local or foreign law), as a transferee or successor, by contract or otherwise.

6.1.13.14 The REIT Entities have not distributed any preferential dividends within the meaning of Section 856(c).

6.1.13.15 Each REIT Entity has satisfied all of its obligations under Section 857 of the Code and Treasury Regulations Sections 1.857-8 and 1.857-9.

6.1.13.16 Each REIT Entity has declared dividends for the current taxable year to its shareholders (i) in an amount at least equal to each REIT Entity’s “real estate investment trust taxable income” (as defined in Section 857(b)(2) of the Code) and (ii) in a manner sufficient to satisfy the distribution requirements set forth in Section 857(a) of the Code and avoid the imposition of income tax under Section 857(b) of the Code (provided that the distributions described in clauses (i) and (ii) for the current taxable year shall be determined as if the current taxable year of each REIT Entity ended as of the end of the Closing Date) and the imposition of excise tax under Section 4981 of the Code.

6.1.13.17 No Seller Subsidiary (or any affiliate thereof) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (vi) transactions effected, investments made, or income realized prior to the Closing by the Seller Subsidiaries that result in taxable income pursuant to Section 951(a) or 951A of the Code (or any similar provision of Law).

6.1.13.18 No Seller Subsidiary has any obligation to pay any Tax pursuant to Section 965 of the Code (including any election under Section 965(h) of the Code) (or any corresponding or similar provision of state or local law).

6.1.13.19 No Seller Subsidiary that is taxed as a partnership for U.S. federal (or applicable state or local) income tax purposes has elected to have Sections 6221 through 6241 of the Code (and any regulations promulgated under such sections and any administrative guidance and similar or corresponding provisions of state or local law, collectively, the “Partnership Tax Audit Rules”) apply to any year beginning on or prior to December 31, 2017. For each year that the Partnership Tax Audit Rules apply to any Seller Subsidiary treated as a partnership for applicable tax purposes, Schedule 6.1.13.19 shall set forth the “partnership representative” and the “designated individual” (as applicable) of each applicable Seller Subsidiary for each relevant taxable year.

6.1.13.20 Each Seller Subsidiary has: (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer's share of any "applicable employment taxes" under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with each Seller Subsidiary and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

6.1.13.21 Each Seller Subsidiary has filed all material reports and statements with the applicable governmental authority required under any applicable escheat, unclaimed property, or abandoned property laws and have remitted to the applicable governmental authority all material amounts required with respect to any applicable escheat, unclaimed property, or abandoned property laws.

6.1.13.22 For the avoidance of doubt, no representations or warranties are made by Sellers or the Seller Subsidiaries with respect to the existence of any net operating loss, Tax basis or other Tax asset.

6.1.14    Equity Interests.

6.1.14.1    In the case of Net Lease I, (a) the Net Lease I REIT Interests constitute 100% of the outstanding common equity interests in the Net Lease I REIT Entities, (b) Net Lease I owns 100% of the Net Lease I REIT Interests, free and clear of all liens, pledges, security interests, charges, claims or other encumbrances, other than (i) as set forth in the organizational documents of the Net Lease I REIT Entities (true, correct and complete copies of which have been provided to Purchaser), (ii) liens, pledges, security interests, charges, claims or other encumbrances that will be discharged at or prior to Closing and (iii) under applicable securities laws, (c) the Net Lease I REIT Interests have been duly authorized and are validly issued, fully paid and non-assessable, (d) the Net Lease I REIT Interests were not issued in violation of the preemptive rights of any person or entity or any agreement or laws by which any Net Lease I REIT Entity at the time of issuance was bound, (e) each Net Lease I REIT Entity owns (directly or indirectly through one or more Intermediate Entities) the “Percentage Interest” (as set forth on Schedule I-2) of the limited liability company interests in the Net Lease I SPE identified next to such Net Lease I REIT Entity’s name on Schedule I-2, free and clear of all liens, pledges, security interests, charges, claims or other encumbrances, other than the organizational documents of such Net Lease I SPE (true, correct and complete copies of which have been provided to Purchaser), matters that will be discharged at or before Closing or matters under applicable securities laws, (f) the limited liability company interests in any Intermediate Entity and each Net Lease I SPE were not issued in violation of the preemptive rights of any person or entity or any agreement or laws by which such Intermediate Entity or Net Lease I SPE, as applicable, at the time of issuance was bound, (g) other than this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character, in each case of or issued by Net Lease I or any applicable Seller Subsidiary, relating to the Net Lease I REIT Interests or the limited liability company interests in any Intermediate Entity or Net Lease I SPE or obligating Net Lease I or any applicable Seller Subsidiary to issue or sell any ownership interest in any such Seller Subsidiary, (h) no applicable Seller Subsidiary has any assets or indebtedness, liabilities, obligations, guarantees, indemnities, losses, costs and expenses of any kind and description, whether accrued, absolute or contingent, direct or indirect, or matured or unmatured, other than (i) the Net Lease I Facilities, (ii) as disclosed in the Materials(including those disclosed in any financial statements included in the Materials), (iii) trade accounts payable and accrued commercial liabilities of the applicable Seller Subsidiaries that have accrued or arisen in the ordinary course of such Seller Subsidiaries’ business, (iv) the applicable Ground Leases and the applicable Net Leases, (v) the Permitted Exceptions, and (vi) current obligations with respect to 2022 Delaware franchise taxes, and (i) since their respective inception, (i) no applicable Property Owner has owned any assets or operated any business other than the applicable Net Lease I Facility and assets related thereto, and (ii) except as set forth on Schedule I-5, no Net Lease I REIT Entity has owned any assets or operated any business other than its direct or indirect ownership interest in the applicable Net Lease I SPE and the applicable Net Lease I Facility and assets related to such Net Lease I SPE, any Intermediate Entity and such Net Lease I Facility.

6.1.14.2    In the case of Net Lease II, (a) the Net Lease II REIT Interests constitute 100% of the outstanding common equity interests in the Net Lease II REIT Entities, (b) Net Lease II owns 100% of the Net Lease II REIT Interests, free and clear of all liens, pledges, security interests, charges, claims or other encumbrances, other than (i) as set forth in the organizational documents of the Net Lease I REIT Entities (true, correct and complete copies of which have been provided to Purchaser), (ii) liens, pledges, security interests, charges, claims or other encumbrances that will be discharged at or prior to Closing and (iii) under applicable securities laws, (c) the Net Lease II REIT Interests have been duly authorized and are validly issued, fully paid and non-assessable, (d) the Net Lease II REIT Interests were not issued in violation of the preemptive rights of any person or entity or any agreement or laws by which any Net Lease II REIT Entity at the time of issuance was bound, (e) each Net Lease II REIT Entity owns (directly or indirectly through one or more Intermediate Entities) the “Percentage Interest” (as set forth on Schedule I-3) of the limited liability company interests in the Net Lease II SPE identified next to such Net Lease II REIT Entity’s name on Schedule I-3, free and clear of all liens, pledges, security interests, charges, claims or other encumbrances, other than the organizational documents of such Net Lease II SPE (true, correct and complete copies of which have been provided to Purchaser), matters that will be discharged at or before Closing or matters under applicable securities laws, (f) the limited liability company interests in any Intermediate Entity and each Net Lease II SPE were not issued in violation of the preemptive rights of any person or entity or any agreement or laws by which such Intermediate Entity or Net Lease II SPE, as applicable, at the time of issuance was bound, (g) other than this Agreement (including the Disclosure Schedules) and the Preemptive Rights, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character, in each case of or issued by Net Lease II or any applicable Seller Subsidiary, relating to the Net Lease II REIT Interests or the limited liability company interests in any Intermediate Entity or Net Lease II SPE or obligating Net Lease II or any applicable Seller Subsidiary to issue or sell any ownership interest in any such Seller Subsidiary, (h) no applicable Seller Subsidiary has any assets or indebtedness, liabilities, obligations, guarantees, indemnities, losses, costs and expenses of any kind and description, whether accrued, absolute or contingent, direct or indirect, or matured or unmatured, other than (i) the Net Lease II Facilities, (ii) as disclosed in the Materials(including those disclosed in any financial statements included in the Materials), (iii) trade accounts payable and accrued commercial liabilities of the applicable Seller Subsidiaries that have accrued or arisen in the ordinary course of such Seller Subsidiaries’ business, (iv) the applicable Ground Leases and the applicable Net Leases, (v) the Permitted Exceptions, and (vi) current obligations with respect to 2022 Delaware franchise Taxes, and (i) since their respective inception, (i) no applicable Property Owner has owned any assets or operated any business other than the applicable Net Lease II Facility and assets related thereto, and (ii) except as set forth on Schedule I-5, no Net Lease II REIT Entity has owned any assets or operated any business other than its direct or indirect ownership interest in the applicable Net Lease II SPE and the applicable Net Lease II Facility and assets related to such Net Lease II SPE, any Intermediate Entity and such Net Lease II Facility.

6.1.14.3    In the case of any SPE Equity Seller, (a) the applicable SPE Seller Equity Interests constitute 100% of the outstanding common equity interests in the applicable SPE Seller, (b) such SPE Equity Seller owns 100% of such SPE Seller Equity Interests, free and clear of all liens, pledges, security interests, charges, claims or other encumbrances, other than as set forth in the organizational documents of such SPE Seller (true, correct and complete copies of which have been provided to Purchaser), matters that will be discharged at or before Closing or under applicable securities laws, (c) such SPE Seller Equity Interests have been duly authorized and are validly issued, fully paid and non-assessable, (d) such SPE Seller Equity Interests were not issued in violation of the preemptive rights of any person or entity or any agreement or laws by which such SPE Seller at the time of issuance was bound, (e) other than this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character, in each case of or issued by such SPE Equity Seller, relating to such SPE Seller Equity Interests or obligating such SPE Equity Seller to issue or sell any ownership interest in such SPE Seller, (f) such SPE Seller does not have any assets or indebtedness, liabilities, obligations, guarantees, indemnities, losses, costs and expenses of any kind and description, whether accrued, absolute or contingent, direct or indirect, or matured or unmatured, other than (i) the applicable SPE Seller Facility, (ii) as disclosed in the Materials(including those disclosed in any financial statements included in the Materials), (iii) trade accounts payable and accrued commercial liabilities of such SPE Seller that have accrued or arisen in the ordinary course of such SPE Seller’s business, (iv) the applicable Ground Leases and the applicable Net Leases, (v) the Permitted Exceptions, and (vi) current obligations with respect to 2022 Delaware franchise taxes, and (g) except as set forth on Schedule I-5, since its inception, such SPE Seller has not owned any assets or operated any business other than such SPE Seller Facility and assets related thereto.

6.1.15    Financial Information. Sellers have made available to Purchaser certain financial information pertaining to the Sale Assets through Seller’s Data Site. Such financial information presents fairly and accurately in all material respects the information contained therein with respect to the Sale Assets for the periods provided therein.

6.1.16    Compliance. No Seller has received any written notice from any governmental entity having jurisdiction over the Facilities to the effect that the Facilities are not in compliance in any material respect with applicable laws where such noncompliance would be reasonably expected to have a material adverse effect on Purchaser’s financing of the Transactions or would permit any Net Lease Tenant to terminate, abate rent under, or exercise other rights that would have a material and adverse effect on the applicable landlord’s interests (taken as a whole) under, its applicable Net Lease (other than any such noncompliance that was caused by or is the responsibility of any Net Lease Tenant).

6.1.17    Ownership of Facilities. Each Property Owner has good and marketable fee simple title to or has a valid leasehold interest in its Facility, free and clear of all liens and encumbrances other than Permitted Exceptions.

6.1.18    Accurate Disclosures. No representation or warranty made by Sellers herein, nor any certificate or other writing furnished or to be furnished by Seller to Purchaser pursuant hereto or in connection with the Transactions, contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

6.1.19    Third Party Rights. Except as set forth in the Net Leases and the other Permitted Exceptions, no person other than Purchaser has a right of first refusal, option to purchase, or other purchase right to the Facilities or any portion thereof.

6.1.20    Physical Condition. Except as has been disclosed in the Materials, the Third-Party Reports or the Disclosure Schedules, to Seller’s Knowledge, the Facilities are in an operating condition and state of repair that are suitable and sufficient in all material respects for their current uses; provided that the foregoing representation shall not apply to any Facility all or any portion of which has ceased operations or to any Facility that is undergoing a material renovation.

6.1.21    ADA Compliance. Sellers have received no written notice that any Facility is in violation of the Americans with Disabilities Act where such violation would be reasonably expected to have a material adverse effect on Purchaser’s financing of the Transactions or would permit any Net Lease Tenant to terminate, abate rent under, or exercise other rights that would have a material and adverse effect on the applicable landlord’s interests (taken as a whole) under, its applicable Net Lease.

6.1.22    REAs. Except as has been disclosed in the Materials or the Disclosure Schedules, no Seller nor any Seller Subsidiary has delivered to, or received from, any party: (i) a written notice of any material default by any Seller or any Seller Subsidiary under any material REA that has not been cured, or (ii) written notice of any material amounts that remain past due and delinquent under any material REA, subject to any Seller’s rights to contest any such amounts. To Seller’s Knowledge, no Seller nor any Seller Subsidiary nor any other party is in default in any material respect under any REA.

6.1.23    Patriot Act. Each Seller and Seller Subsidiary is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act, and related Securities and Exchange Commission, self-regulatory organization or other agency rules and regulations, and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, “Anti-Money Laundering Laws”), and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

The term “Seller’s Knowledge”, or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual knowledge of Elisha Blechner (collectively, “Seller Knowledge Individuals”), without any obligation to conduct an independent investigation or make inquiries of other Persons or take any other actions in connection with any of the representations and warranties contained in this Agreement. Neither the actual knowledge of any other Person, nor the constructive knowledge of the Seller Knowledge Individuals or of any other Person, shall be imputed to the Seller Knowledge Individuals. No Seller Knowledge Individual is a party to this Agreement or shall be subject to any personal liability hereunder.

6.2              Subsequent Changes; Updates to Disclosure Schedules. Notwithstanding anything to the contrary in this Agreement, Sellers shall have the right to amend or supplement any Disclosure Schedules from time to time without Purchaser’s consent to the extent that (on account of facts or circumstances first arising after the Effective Date which do not constitute or arise out of the breach by any Seller of its covenants or obligations hereunder) the Disclosure Schedules need to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein (each, a “New Disclosure Item”). Sellers shall provide a written copy of such New Disclosure Item to Purchaser. If at any time prior to the Closing Sellers provide notice of any such New Disclosure Item with respect to the representations set forth in Section 6.1.1, Section 6.1.2, Section 6.1.3, Section 6.1.13.4, clauses (a) through (g) of Section 6.1.14.1, or clauses (a) through (g) of Section 6.1.14.2 (each, a “Fundamental Representation”) then Purchaser, as its sole remedy, shall have the right to terminate this Agreement and obtain a refund of the Deposit. If at any time prior to the Closing (i) Sellers make any such New Disclosure Item and (ii) such New Disclosure Item would result in a Material Adverse Effect, then Purchaser, as its sole remedy, shall have the right to terminate this Agreement and obtain a refund of the Deposit; provided, however, that, if any New Disclosure Item arises from any Net Lease Tenant’s default under any Net Lease or from any other matter for which a Net Lease Tenant is responsible under its Net Lease, Purchaser shall have no such right to terminate this Agreement or obtain a refund of the Deposit on account of such New Disclosure Item. Any such election to terminate this Agreement shall be made by Purchaser by written notice thereof given to Sellers not later than ten (10) days after Purchaser receives from Sellers notice of such New Disclosure Item (but, in any event, prior to the Closing), provided that any election by Purchaser to terminate this Agreement shall not be effective unless Sellers fail to cure the fact or circumstance giving rise to such New Disclosure Item within ten (10) days following the delivery of Purchaser’s termination notice. If Purchaser does not timely elect to terminate this Agreement pursuant to this Section 6.2, then Purchaser shall be conclusively deemed to have elected to waive its right to terminate this Agreement pursuant to this Section 6.2 and elected to acquire the Sale Assets on the terms set forth in this Agreement without adjustment to the Purchase Price and shall not be permitted to make any claim and shall have no recourse, right of action or claim against Sellers pursuant to this Agreement, or at law or in equity, with respect to the applicable New Disclosure Item.

6.3              Purchaser’s Representations. Purchaser hereby makes, as of the Effective Date and as of the Closing Date, the following representations and warranties to each Seller, subject to the qualifications and exceptions set forth below:

6.3.1        Organization and Authority. Purchaser is a limited partnership, has been duly organized and is validly existing under the laws of Delaware. Purchaser has the full right, power and authority to enter into this Agreement and to consummate or cause to be consummated the Transactions, and all such actions have been duly and validly authorized by Purchaser. The person signing this Agreement, and all other agreements, documents and instruments required to be signed by Purchaser pursuant to the terms of this Agreement, on behalf of Purchaser is authorized to do so, and this Agreement, and such other agreements, documents and instruments, do or (when executed) will constitute the legal, valid and binding obligations of Purchaser and are or (when executed) will be enforceable against Purchaser in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

6.3.2        No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transactions by Purchaser will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing Purchaser; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which Purchaser is bound, which would have a material adverse effect on Purchaser or its ability to consummate the Transactions; (c) require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been obtained), in each case, if the failure to obtain the same would have a material adverse effect on Purchaser or its ability to consummate the Transactions; or (d) result in a violation or breach, in any material respect, of any law applicable to Purchaser or by which Purchaser or the property of Purchaser is bound. Each of Purchaser and any applicable Designee constitutes a permitted or qualified transferee under each Ground Lease (other than the Ground Leases set forth on Schedule 6.1.2) and Net Lease (i.e., Purchaser and each applicable Designee satisfy all transfer and/or change of control conditions in each such Ground Lease and Net Lease that relate to the identity, creditworthiness, reputation and other characteristics of a proposed transferee).

6.3.3        No Bankruptcy. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.

6.3.4        Legal Proceedings. No Litigation is pending or, to Purchaser’s knowledge, threatened against Purchaser or its Affiliates which has had or would reasonably be expected to have a material adverse effect on Purchaser or Purchaser’s ability to consummate the Transactions.

6.3.5        DPA. Purchaser is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the DPA. Purchaser is not controlled by a “foreign person,” as defined in the DPA. Purchaser does not permit any foreign person affiliated with Purchaser, whether affiliated as a limited partner or otherwise, to obtain through Purchaser any of the following with respect to Sellers and the Seller Subsidiaries: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of Sellers and the Seller Subsidiaries; (ii) membership or observer rights on the board or equivalent governing body of any Seller or any Seller Subsidiary or the right to nominate an individual to a position on the board or equivalent governing body of any Seller or any Seller Subsidiary; (iii) any involvement, other than through the voting of capital securities, in the substantive decision-making of any Seller or any Seller Subsidiary regarding (x) the use, development, acquisition or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by any Seller or any Seller Subsidiary, or (z) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” (as defined in the DPA) of any Seller or any Seller Subsidiary.

6.3.6        Patriot Act. Purchaser is in compliance with all applicable Anti-Money Laundering Laws and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

6.3.7        Financing. Concurrently with the execution of this Agreement, Purchaser has delivered to the Sellers a true, correct and complete copy of (a) an executed equity commitment letter from (i) CG Subsidiary Holdings L.L.C., a Delaware limited liability company, and Carlyle Credit Opportunities Fund II, L.P., a Delaware limited partnership (collectively, the “Carlyle Sponsor”), and (ii) Caramel Net LLC, a Delaware limited liability company (“GIC Sponsor”), each dated as of the Effective Date and addressed to the Purchaser (each an “Equity Commitment Letter” and together, the “Equity Commitment Letters”, and the equity financing contemplated thereby, collectively. the “Equity Financing”), and (b) an executed debt commitment letter, dated as of the Effective Date (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”), by and among Purchaser and the lenders named therein (the “Lenders”), pursuant to which the Lenders have committed to lend Purchaser the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financings”), in each case, for the purpose of funding the Transactions. Purchaser has also delivered to Sellers a true, correct and complete (other than the redaction referenced herein) copy of any fee letter (which may be delivered with the fee amounts, “flex” terms and other economic terms redacted in a customary manner so long as no redaction covers terms that would adversely affect the conditionality, availability or termination of any Financing or reduce the amount of the Financings below the amount of all payment obligations of Purchaser contemplated hereunder to be paid on the Closing Date (the “Required Amount”)) executed in connection with the Debt Commitment Letter (any such fee letter, a “Fee Letter”). As of the Effective Date, (i) the Commitment Letters and the Fee Letter are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and (ii) no amendment or modification thereto is contemplated by Purchaser or, to the knowledge of Purchaser, by the other parties thereto (other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities to the Debt Commitment Letter who had not executed the Debt Commitment Letter as of the Effective Date). Each of the Fee Letter and each Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto. There are no other agreements, side letters, understandings or arrangements relating to the Commitment Letters or Fee Letter or the funding or investing, as applicable, of the full amount of the Financings, and the Commitment Letters and the Fee Letter constitute the entire and complete agreement among the parties thereto with respect to the Financings. As of the Effective Date, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Commitment Letters or Fee Letter and Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it in any of the Commitment Letters or the Fee Letter on or prior to the Closing Date. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financings, other than as expressly set forth in the Commitment Letters, and none of the commitments contained in the Commitment Letters has been, or, to the knowledge of Purchaser, is expected to be, withdrawn or rescinded in any respect. Purchaser has fully paid any and all commitment fees or other fees required by the Commitment Letters or Fee Letter to be paid by it on or prior to the Effective Date. As of the Effective Date, Purchaser is not aware of any fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to (A) make any of the assumptions or any of the statements set forth in the Commitment Letters or Fee Letter inaccurate in any material respect, (B) result in any of the material terms or conditions in the Commitment Letters or Fee Letter not being satisfied, (C) cause the Fee Letter or either of the Commitment Letters to be ineffective or (D) otherwise result in the Financings not being available on a timely basis in order to consummate the Transactions. As of the Effective Date, Purchaser does not have knowledge of any actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter.

Article VII
COVENANTS OF SELLERS AND PURCHASER

7.1              Net Leases.

7.1.1        Between the Effective Date and the Closing Date, no Seller shall take, or (in the case of Net Lease I or Net Lease II) cause or permit any of its Seller Subsidiaries to (i) amend, supplement, replace or otherwise modify any Net Lease in a manner that reduces the rent thereunder or shortens the term thereof or otherwise modifies the terms of such Net Lease in any material respect, in each case, without Purchaser’s prior consent in its sole and absolute discretion, (ii) terminate or release any Net Lease Guarantee (except to the extent required under the terms of any Net Lease or Net Lease Guarantee) or (iii) return or release any Security Deposit (except to the extent such return or release is required under the terms of any Net Lease); provided that Sellers and the Seller Subsidiaries shall be permitted to enter into Permitted Lease Amendments without Purchaser’s consent. Each Seller shall, or (in the case of Net Lease I or Net Lease II) shall cause the applicable Seller Subsidiaries to, (a) perform, in all material respects, all obligations of landlord or lessor under the Net Leases for the Applicable Facilities, (b) advise Purchaser promptly of any material defaults or alleged defaults arising under any of the Net Leases for the Applicable Facilities and (c) upon any material default by a Net Lease Tenant under any of the Net Leases for the Applicable Facilities to Seller’s Knowledge, promptly notify the applicable Net Lease Tenant of such default in accordance with the provisions of the applicable Net Lease. Following the Effective Date until the Closing or earlier termination of this Agreement, each Seller shall not, and shall not cause or permit any of its Seller Subsidiaries to, (1) amend or otherwise change any of the organizational documents of any REIT Entity or Seller Subsidiary (other than ministerial amendments and amendments necessary or advisable in connection with the Transactions), (2) transfer, issue, sell or dispose of any limited liability company interests, partnership interests, or shares of capital stock or other securities of any of the REIT Entities or Seller Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire any limited liability company interests, partnership interests or shares of capital stock or other securities of any of the REIT Entities or Seller Subsidiaries, or effect any recapitalization, reclassification, stock split or like change in the capitalization of the REIT Entities or Seller Subsidiaries, (3) cause or permit any REIT Entity or Seller Subsidiary to acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses other than in the ordinary course, or (4) cause or permit any REIT Entity or Seller Subsidiary to incur any indebtedness for borrowed money (for the avoidance of doubt, excluding trade payables) unless fully paid off at or before the Closing.

7.1.2        Promptly after the Effective Date, each Seller shall prepare an estoppel certificate in an Acceptable Estoppel Form (each, a “Net Lease Estoppel Certificate”) and shall request (or cause the applicable Property Owner to request) that the applicable Net Lease Tenant execute and return the same. Each Seller shall use commercially reasonable efforts to obtain the prompt return of the applicable Net Lease Estoppel Certificates from each Net Lease Tenant. If a Net Lease Tenant returns an executed Net Lease Estoppel Certificate to a Seller or any of its Seller Subsidiaries, such Seller shall promptly deliver the same to Purchaser. Upon any failure of any Net Lease Tenant to provide a Net Lease Estoppel Certificate within the time period specified in the applicable Net Lease for such Net Lease Tenant to provide an estoppel certificate after the applicable Property Owner’s request, the applicable Seller (or the applicable Property Owner) shall send a notice of such failure to such Net Lease Tenant in accordance with the terms of the applicable Net Lease if such notice is required under the terms of such Net Lease prior to such Net Lease Tenant being deemed to have provided, pursuant to the terms of such Net Lease, the requested estoppel certificate. Each Net Lease Estoppel Certificate shall be substantially in the form attached as Exhibit I-1 attached hereto, Exhibit I-2 attached hereto or in the form previously delivered by Sellers to Purchaser (or, if the applicable Net Lease prescribes a form of estoppel certificate, in such form, or, if the applicable Net Lease Tenant has previously delivered an estoppel certificate with respect to such Net Lease, substantially in the form of such estoppel certificate) (an “Acceptable Estoppel Form”). All executed Net Lease Estoppel Certificates shall be deemed acceptable for purposes of satisfying the condition set forth in Section 8.1.2 unless such Net Lease Estoppel Certificate (i) discloses material adverse terms of the applicable Net Lease that the applicable Seller was required and failed to disclose in Section 6.1.7 of this Agreement, (ii) alleges a material monetary default or material non-monetary default of the applicable Property Owner under the applicable Net Lease that was not disclosed to Purchaser as set forth in Section 6.1.7 of this Agreement, (iii) discloses a fact that is materially inconsistent with the applicable Seller’s representations and warranties made herein, (iv) is not substantially in the Acceptable Estoppel Form, or (v) is dated no earlier than February 1, 2022. If any of the conditions described in clause (i) through (v) of the preceding sentence apply to a Net Lease Estoppel Certificate, then Purchaser shall approve or reasonably disapprove such Net Lease Estoppel Certificate within five (5) Business Days after receipt thereof but not later than the Closing Date (and Purchaser’s failure to respond within such time period shall be deemed to be Purchaser’s approval of the applicable Net Lease Estoppel Certificate). Sellers agree that the initial version of Net Lease Estoppel Certificate that is sent by Sellers to each Net Lease Tenant shall be substantially in the form of Exhibit I-2 attached hereto.

7.2              Ground Leases.

7.2.1        Between the Effective Date and the Closing Date, each Seller of an Applicable Facility that is a Ground Lease Facility shall, and (in the case of Net Lease I or Net Lease II) shall cause the applicable Property Owner to, (a) not amend, supplement, terminate, grant waivers or consents under or otherwise modify in any material respect the applicable Ground Lease except as may be required by the applicable Ground Lease or Net Lease, (b) perform all of its covenants in all material respects under the applicable Ground Lease other than any performance which is the obligation of the applicable Net Lease Tenant and (c) subject to Section 2.5, use commercially reasonable efforts to obtain, prior to the Closing, each Required Consent required under the applicable Ground Lease, provided that (i) Purchaser shall reimburse all reasonable out-of-pocket costs and expenses incurred by Sellers and the applicable Property Owners in connection therewith and (ii) no Seller shall be obligated to obtain any such Required Consent or make any payments (other than de minimis payments) or other accommodations in connection therewith. Subject to the terms of Section 2.5, the obtaining of any such Required Consent shall not constitute a condition to Purchaser’s obligation to consummate the Closing in accordance with the terms of this Agreement.

7.2.2        Promptly after the Effective Date, each Seller of an Applicable Facility that is a Ground Lease Facility shall prepare (a) a letter requesting the applicable Landlord execute a Ground Lease Consent and (b) an estoppel certificate in the form of Exhibit J attached hereto (each, a “Ground Lease Estoppel Certificate”), and shall request (or, in the case of Net Lease I or Net Lease II, cause the applicable Property Owner to request) that the applicable Landlord execute and return the same prior to the Closing Date. All executed Ground Lease Estoppel Certificates shall be deemed acceptable for purposes of satisfying the condition set forth in Section 8.1.4 unless such Ground Lease Estoppel Certificate (i) discloses material adverse terms of the applicable Ground Lease that the applicable Seller was required and failed to disclose in Section 6.1.9 of this Agreement, (ii) alleges a material monetary default or material non-monetary default of the applicable Property Owner under the applicable Ground Lease that was not disclosed to Purchaser as set forth in Section 6.1.9 of this Agreement, (iii) discloses a fact that is materially inconsistent with the applicable Seller’s representations and warranties made herein, (iv) is not substantially in the form required in accordance with this Section 7.2.2, or (v) is dated no earlier than February 1, 2022. If any of the conditions described in clause (i) through (v) of the preceding sentence apply to a Ground Lease Estoppel Certificate, then Purchaser shall approve or reasonably disapprove such Ground Lease Estoppel Certificate within five (5) Business Days after receipt thereof but not later than the Closing Date (and Purchaser’s failure to respond within such time period shall be deemed to be Purchaser’s approval of the applicable Ground Lease Estoppel Certificate). The applicable Seller shall use commercially reasonable efforts to obtain the prompt return of each Ground Lease Consent and each Ground Lease Estoppel Certificate from the applicable Landlord; provided that no Seller shall be obligated to make any payments (other than de minimis payments) or other accommodations in connection therewith. If a Landlord returns an executed Ground Lease Consent or Ground Lease Estoppel Certificate to a Seller or Property Owner, the applicable Seller shall promptly deliver the same to Purchaser. With respect to any Ground Lease for which receipt of a Required Ground Lease Estoppel Certificate does not constitute a condition to Purchaser’s obligation to consummate the Closing in accordance with the terms of this Agreement, the applicable Seller agrees to use commercially reasonable efforts to obtain an Ground Lease Estoppel Certificate or amendment to the applicable Ground Lease implementing any changes to such Ground Lease as may reasonably be requested by the Lenders in order for the applicable Ground Lease to meet customary, market ground lease financeability requirements for a CMBS loan; provided that no Seller shall be obligated to make any payments (other than de minimis payments) or other accommodations in connection therewith. Purchaser acknowledges and agrees that (i) except for the Required Ground Lease Estoppel Certificates or as otherwise provided in Section 8.1.4, the obtaining of any such Ground Lease Estoppel Certificate or requested amendment shall not constitute a condition to Purchaser’s obligation to consummate the Closing in accordance with the terms of this Agreement and (ii) to the extent any Ground Lease Consent is not obtained, Section 2.5 shall apply.

7.3              Litigation; Violations. Between the Effective Date and the Closing Date, (i) each Seller shall advise Purchaser promptly of such Seller’s receipt of written notice of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental authority which involves any Applicable Facility or such Seller’s ability to consummate the Transactions as contemplated by this Agreement, (ii) each Seller shall deliver to Purchaser, promptly after receipt thereof, copies of any written notices of violations regarding the Applicable Facilities received by such Seller, unless the cure thereof is the responsibility of the applicable Net Lease Tenant and (iii) no Seller may settle any claim or compromise any litigation or proceeding which would be binding upon the Applicable Facilities or affect in any material respect the operations thereof without the prior approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed.

7.4              General Operating Covenants. Each Seller covenants to Purchaser that it will, from the Effective Date until Closing or termination of this Agreement: (a) continue to operate, manage and maintain the Facilities in the ordinary course of its business and substantially in accordance with present practice; and (b) not enter into any new contract for the provision of goods or services to or with respect to the Facilities, or renew, extend, amend, modify or replace any of existing contracts, other than in the ordinary course of business, unless (i) such contract is terminable on not more than thirty (30) days’ notice without payment of any fees or penalty (or Sellers pay such fees or penalty), (ii) such contract will not be binding on Purchaser, any REIT Entity or any Seller Subsidiary from and after the Closing, or (iii) Purchaser consents thereto in writing (which consent may be withheld in Purchaser’s sole discretion); provided that neither the foregoing nor any other provision in this Agreement shall restrict Sellers or the Seller Subsidiaries from performing the Seller Capital Obligations, or taking any other action, in connection with performing any of their respective obligations under the Net Leases, including the implementation of the exercise by any Net Lease Tenant of any “substitution right” held by such Net Lease Tenant under the applicable Net Lease (it being agreed that the list of Facilities shall automatically be deemed to be updated to reflect such implementation and the parties shall cooperate reasonably and in good faith in connection with such implementation, including by amending this Agreement to reflect any updates to such list).

7.5              Notice of Breach. If, at or prior to the Closing, Purchaser has knowledge that any of the Seller’s Representations are untrue, inaccurate or incorrect, Purchaser may deliver written notice to Sellers thereof within five (5) days of obtaining such knowledge (but, in any event, prior to the Closing). In such event, Sellers shall have the right to cure such breach to the extent such breach is reasonably susceptible to cure prior to Closing.

7.6              Resignations. Each of Net Lease I and Net Lease II shall cause its Seller Subsidiaries to deliver to Purchaser on the Closing Date such resignations or removals of members of the board of directors (or similar governing body) and officers of such Seller Subsidiaries as requested by Purchaser in writing at least five (5) Business Days prior to the Closing, such resignations or removals to be effective concurrently with the Closing. Each SPE Equity Seller, if any, shall cause its SPE Seller to deliver to Purchaser on the Closing Date such resignations or removals of members of the board of directors (or similar governing body) and officers of such SPE Seller as requested by Purchaser in writing at least five (5) Business Days prior to the Closing, such resignations or removals to be effective concurrently with the Closing.

7.7              REIT Provisions.

7.7.1        Notwithstanding anything herein to the contrary, Purchaser may either (i) maintain each REIT Entity as a REIT or cause each REIT Entity to liquidate (either actually or constructively for tax purposes) subsequent to Closing; provided, however, that after the Closing Purchaser covenants and agrees that it will: (i) for so long as Purchaser does not cause any REIT Entity to liquidate (either actually or constructively for tax purposes) subsequent to Closing, and provided that the representations set forth in Section 6.1.13 are true and correct as of the Closing and Seller and the Seller Subsidiaries have satisfied its obligations under Section 7.8, operate each REIT Entity and take any other actions necessary to cause each REIT Entity to qualify as a REIT for federal income tax purposes for its entire taxable year ending on the earlier of (x) December 31, 2022, or (y) the date on which each any REIT Entity is so liquidated (the “Close Year”) and (ii) not designate any payment, distribution, or dividend made by any REIT Entity on or prior to the Closing Date as a “capital gain dividend” within the meaning of Section 857(b)(3)(C) of the Code. Without limiting the foregoing, Purchaser represents and warrants to Sellers that Purchaser is not an individual for the purposes of Section 542(a)(2) of the Code (determined after taking into account Section 856(h)(3)(A) of the Code) and Purchaser’s ownership of the REIT Entities will not cause such REIT Entities to be closely held for purposes of Section 856(a)(6) of the Code. For a period of three (3) years following the Closing, Purchaser shall indemnify, defend, and hold the Seller Indemnified Parties harmless, on an after Tax basis, from and against all demands and claims (including Taxes) made by any Person or taxing authority with respect to or resulting from any breach by Purchaser of its covenant and agreement under this Section 7.7, and Purchaser shall reimburse the Seller Indemnified Parties, on an after Tax basis, for all reasonable attorneys’ fees incurred as a result of any such claims or demands; provided, however, Purchaser shall have no obligation to indemnify any Seller Indemnified Party under this Section 7.7 for any Taxes incurred by such Seller Indemnified Party to the extent that any such Taxes would not have been incurred if the representations in Section 6.1.13 had been true and correct at all applicable times through the Closing and Sellers and Seller Subsidiaries had satisfied their obligations under Section 7.8.

7.7.2        Each REIT Entity shall, on a declaration and record date that is no later than the close of business on the last business day prior to the Closing Date, make a distribution (which may be satisfied through the declaration of a “consent dividend” as defined in Section 865 of the Code) that qualifies for the dividends-paid deduction set forth in Section 857(b)(2)(B) of the Code for each REIT Entity’s taxable year that includes the Closing Date in an amount that is no less than each REIT Entity’s “real estate investment trust taxable income” for the taxable year that includes the Closing Date and eliminates any corporate level Tax and avoids the incurrence of any income or excise Tax under Sections 857 or 4981 of the Code (and corresponding provisions of state or local Tax Law), which distribution amount shall be calculated as though each such REIT Entity’s taxable year ends at the end of the Closing Date.

7.7.3        This Section 7.7 shall survive Closing.

7.8              Seller REIT Compliance and Pre-Closing Tax Obligations/Restrictions.

7.8.1        For that portion of its taxable year in which the Closing occurs which ends on the Closing Date, Sellers covenants and agrees, and agrees to cause each REIT Entity to operate and take any other actions necessary, to cause the REIT Entities to qualify as a REIT and avoid the imposition of federal income tax under Sections 857(b) or 4981 of the Code, and in furtherance of the foregoing, the Sellers agree to conduct the business of the Seller Subsidiaries in accordance with the ordinary course of business and consistent with their respective past practices.

7.8.2        From the Effective Date through the Closing, except with the prior written consent of Purchaser, neither the REIT Entity nor any Seller Subsidiary may: (a) make or revoke any Tax election, settle or compromise any material Tax liability, amend any Tax Return, or take any action (other than actions contemplated by this Agreement) that could have the effect of restricting any REIT Entity’s ability to be taxed as a REIT for its taxable year commencing January 1, 2021, (or any subsequent taxable year) or that would have a Material Adverse Effect on Purchaser or any of its Affiliates for any taxable period ending after the Closing Date; (b) fail to take any action required to be taken prior to the Closing in order to maintain any REIT Entity’s qualification as a REIT; or (c) fail to prepare and file all Tax Returns or extensions required to be filed by it.

7.9              Tax Covenants.

7.9.1        Sellers shall prepare (or cause to be prepared) in a manner consistent with past practice (unless otherwise required by applicable law) all Tax Returns for any taxable period of any of the Seller Subsidiaries ending on or prior to the Closing Date (x) that are required to be filed by or with respect to any of the Seller Subsidiaries prior to the Closing Date and (y) that are required to be filed by or with respect to any of the Seller Subsidiaries after the Closing Date (any Tax Return described in clause (y), a “Pre-Closing Period Return”). Sellers shall deliver any Pre-Closing Period Return to Purchaser at least thirty (30) days prior to the date on which such Pre-Closing Period Return is required to be filed. Purchaser shall have twenty (20) days after receipt of such Pre-Closing Period Return to review, comment on and approve any Pre-Closing Period Return (such approval not to be unreasonably withheld, conditioned, or delayed) and Sellers shall consider all reasonable comments of Purchaser (and to the extent that Sellers do not incorporate any comments from Purchasers, Sellers and Purchaser shall act in good faith to resolved any such dispute). Purchaser shall timely file (including any timely filed extensions of time to file) any such Pre-Closing Period Return.

7.9.2        Purchaser shall prepare (or cause to be prepared) in a manner consistent with past practice (unless otherwise required by applicable law) all Tax Returns for any taxable period of any of the Seller Subsidiaries beginning before and ending after the Closing Date (a “Straddle Period Return”); provided that such Straddle Period Tax Returns shall be prepared consistent with the agreements between the parties contained in Section 7.7. Purchaser shall deliver any Straddle Period Return to Sellers at least thirty (30) days prior to the date on which such Straddle Period Return is required to be filed. Sellers shall have twenty (20) days to review and comment on the pre-Closing portion of any Straddle Period Return and Purchaser shall consider all reasonable comments of Sellers that pertain to the pre-Closing portion of such Straddle Period Return (and to the extent that Purchaser does not incorporate any comments from Sellers that relate to the pre-Closing portion of a Straddle Period Return, Purchaser and Sellers shall act in good faith to resolve any such dispute), and, in all events, Purchaser shall timely file (including any timely filed extensions of time to file) any such Straddle Period Return.

7.9.3        None of Purchaser or any REIT Entity or any Affiliate of any of the foregoing shall make any election under Section 336 or Section 338 of the Code (or any similar provisions under state, local or foreign law) with respect to the acquisition of any of the Seller Subsidiaries.

7.9.4        For a period of seven (7) years from the Closing Date or until the expiration of the applicable statute of limitations, if later (the “Tax Records End Date”), Purchaser shall, and shall cause the Seller Subsidiaries to, preserve and keep all Tax Returns and Tax-related records held by the Seller Subsidiaries at the Closing Date, or any Tax Returns or Tax-related records related to any taxable period (or portions thereof) ending on or before the Closing Date (“Tax Records”) in a manner that complies with all applicable Tax law. During such period, Sellers or any of their respective representatives shall have reasonable access to the Tax Records, and Purchaser shall allow Sellers or any of their respective representatives reasonable access to the Tax Records, and personnel with knowledge thereof and facilities related thereto, in each case, upon reasonable prior notice and during normal business hours; provided, that such access shall be conducted in a manner that does not unreasonably interfere with the business and operations of the Purchaser, Seller Subsidiaries, or any of their Affiliates. Upon request by Sellers prior to the Tax Records End Date, Purchaser shall transfer any such Tax Records to Sellers prior to any destruction, abandonment or disposition of all or any portions of any Tax Records.

7.9.5        Access to Books and Records. Between the Effective Date and the Closing Date, the Sellers and the Seller Subsidiaries shall give Purchaser and its authorized representatives reasonable access to all books, records, Tax Returns and any other electronic records reasonably requested by Purchaser of or relating to the Seller Subsidiaries, whether in the possession of the Seller Subsidiaries, Sellers, or third-party professional advisors or representatives of the Sellers or Seller Subsidiaries in order that Purchaser may have a reasonable opportunity to make such investigations as it shall desire to make of the affairs of the Seller Subsidiaries, as applicable. The Sellers and Seller Subsidiaries shall use commercially reasonable efforts to ensure that all third-party advisors and representatives of Sellers and Seller Subsidiaries, including without limitation accountants and attorneys, reasonably cooperate with Purchaser in connection with any such investigation.

7.9.6        Cooperation. From and after the Closing, Purchaser and the Sellers shall provide each other with reasonable cooperation (subject to prior written request) in connection with the preparation and filing of Tax Returns or any contest with respect to Taxes relating to the Seller Subsidiaries or any assets thereof for any period prior to the Closing.

7.9.7        Real Estate Taxes. Notwithstanding anything herein to the contrary, the provisions of this Section 7.9 shall not apply to any taxes (or refunds thereof) that are to be prorated between the Sellers and Purchaser pursuant to Sections 5.4.1.3. The provisions of this Section 7.9.7 shall survive Closing (notwithstanding whether Purchaser transfers, directly or indirectly, any of the Sale Assets after the Closing Date).

7.9.8        The provisions of this Section 7.9 shall survive the Closing.

7.10          Waiver of Conflicts Regarding Representation. Recognizing that each of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), Clifford Chance LLP (“Clifford Chance”) and Katten Muchin Rosenman LLP (“Katten”) has acted as legal counsel to the Sellers and the Seller Subsidiaries prior to the Closing, and that each of Paul, Weiss, Clifford Chance and Katten intends to act as legal counsel to the Sellers and its respective Affiliates after the Closing, each of the Seller Subsidiaries hereby waives, on its own behalf and, following the Closing, Purchaser agrees to cause each of the Seller Subsidiaries to waive, any conflicts that may arise in connection with Paul, Weiss, Clifford Chance or Katten representing the Sellers or their Affiliates after the Closing. The parties also agree that the fact that Paul, Weiss, Clifford Chance or Katten may be deemed from time to time to have acted as legal counsel to any of the Seller Subsidiaries (or their respective Affiliates) prior to the Closing shall not prevent Paul, Weiss, Clifford Chance or Katten from representing any Seller or its Affiliates in connection with any matters involving this Agreement, including any disputes between any of the parties hereto that may arise after the Closing. Purchaser (on behalf of itself and, following the Closing, on behalf of the Seller Subsidiaries) also further agrees that, as to all communications among Paul, Weiss, Clifford Chance or Katten, on the one hand, and any of the Sellers, the Seller Subsidiaries or any of their respective Affiliates or Representatives, on the other hand, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by Purchaser or, following the Closing, any of the Seller Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of the Seller Subsidiaries, on the one hand, and a third party other than the Sellers or their Affiliates, on the other hand, Purchaser or any of the Seller Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Paul, Weiss, Clifford Chance or Katten to such third party; provided, however, that none of Purchaser or any of the Seller Subsidiaries may waive such privilege without the prior written consent of the Sellers. This Section 7.10 is for the benefit of each of Paul, Weiss, Clifford Chance and Katten (including their respective partners and employees), each of which is an intended third-party beneficiary of this Section 7.10. The provisions of this Section 7.10 shall survive the Closing.

7.11          Name Change. As soon as reasonably practicable, but in no event more than thirty (30) Business Days after the Closing, Purchaser shall cause an amendment to the certificate or articles of incorporation or formation (or any equivalent organizational documents) of each Seller Subsidiary to be filed with the appropriate governmental authority and shall take all other actions necessary to change each Seller Subsidiary’s legal, registered, assumed, trade and “doing business as” name, as applicable, to a name or names not containing the name “iStar,” “iSNL” or any name confusingly similar to the foregoing, and will cause to be filed as soon as practicable after the Closing, in all jurisdictions in which Purchaser is qualified to do business, any documents necessary to reflect such change in its legal, registered, assumed, trade and “doing business as” name, as applicable, or to terminate its qualification therein. Purchaser further agrees that, from and after the Closing, Purchaser and its Affiliates will: (i) cease to make any use of the “iStar” or “iSNL” names and any confusingly similar names and trademarks, or other names and trademarks indicating affiliation with Seller or any of its Affiliates, (ii) remove, destroy or strike over any labeling, stationery, forms, supplies, displays, marketing, advertising and promotional materials, manuals, and other materials existing as of Closing that bear the name “iStar,” “iSNL” or any confusingly similar name or trademark, and (iii) remove the name “iStar,” “iSNL” or any confusingly similar name or trademark from all assets, websites, domain names, social media accounts, email and other online materials and from all signage and other displays. All goodwill associated with the use by Purchaser and the Seller Subsidiaries of the name “iStar,” “iSNL” or any confusingly similar name or trademark shall inure to the sole and exclusive benefit of Sellers or their Affiliates, as applicable. After the Closing, at no time shall the Purchaser or any Seller Subsidiary hold itself out as being associated with or affiliated with Sellers or any of their Affiliates. The provisions of this Section 7.11 shall survive the Closing.

7.12          [Intentionally Omitted].

7.13          Delivery of Data Site.7.13.1 As soon as practical following the Closing, but in no event later than thirty (30) calendar days following the Closing Date, Sellers shall deliver to Purchaser two electronic copies of the Data Site as of the Closing Date.

7.14          Claims Assistance.7.14.1 Following the Closing, to the extent permitted under applicable Law and the insurance policies of Sellers and its Affiliates covering liabilities of the Seller Subsidiaries (including, without limitation, insurance policies covering general liability, and umbrella / excess liability), but excluding insurance claims with respect to insurance proceeds that are otherwise addressed pursuant to Article XI, at Purchaser’s request, Sellers shall use commercially reasonable efforts to make or to cause their Affiliates to make claims on behalf of Purchaser and/or one or more of its Affiliates under the insurance policies of Sellers (or any of its Affiliates) covering liabilities of the Seller Subsidiaries, in each case solely for liabilities arising and/or matters occurring prior to the Closing and solely to the extent that the economic burden of the applicable liabilities and/or matters is not borne by Sellers; provided, however, that (i) Sellers shall not be required by this Section 7.14 or any other term or provision of this Agreement to maintain any insurance policies or coverage following the Closing and (ii) this Section 7.14 shall not apply to any claim as to which the insurance carried by any Net Lease Tenant is primary or with respect to any liabilities that are covered by an indemnity from any Net Lease Tenant. Purchaser shall, or shall cause one of its Affiliates to, promptly reimburse Sellers for all reasonable and documented out-of-pocket costs and expenses (other than premiums or retentions) incurred by Sellers as a result of the fulfillment of its obligations under this Section 7.14. If and to the extent that Sellers or any of their Affiliates receives any insurance payment in respect of a claim under an insurance policy covering liabilities of the Seller Subsidiaries, Seller shall or shall cause the applicable Affiliates to promptly remit such payment to Purchaser, subject to the offset for any theretofore reasonable and documented unpaid out-of-pocket costs and expenses (other than premiums or retentions) incurred by Sellers as a result of the fulfillment of its obligations under this Section 7.14 payable by Purchaser pursuant to the immediately preceding sentence.

7.15          Bank Accounts. Purchaser acknowledges and agrees that (a) any amounts held in any bank account maintained by any Seller Subsidiary prior to Closing shall at all times belong to Sellers and shall be distributed to their respective direct and indirect owners immediately prior to Closing, (b) no credit or proration shall be made to the Purchase Price as a result thereof, (c) Sellers shall be entitled to close all such bank accounts after the making of the distributions referred to in clause (a) above, and (d) Purchaser shall cause any amounts referred to in clause (a) that remain in any bank account maintained by any Seller Subsidiary as of Closing to be immediately paid to Sellers by Purchaser and any such bank accounts to be closed promptly after Closing.

7.16          Purchaser’s Obligations in Respect of the Financings.

7.16.1    Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Equity Commitment Letter, Purchaser shall use commercially reasonable efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to (i) obtain the Equity Financing contemplated by the Equity Commitment Letter, (ii) maintain in effect the Equity Commitment Letter, (iii) satisfy on a timely basis all conditions applicable to Purchaser set forth in the Equity Commitment Letter that are within its control, (iv) consummate the Equity Financing contemplated by the Equity Commitment Letter at or prior to the Closing and (v) enforce the rights of Purchaser under the Equity Commitment Letter.

7.16.2    Without limiting Sellers’ rights under the Equity Commitment Letter, Purchaser shall not amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter in a manner that would reasonably be expected to materially and adversely impact the availability of the Equity Financing without the prior written consent of Sellers. Purchaser shall promptly notify Sellers of (i) the expiration or termination of the Equity Commitment Letter, (ii) any refusal (including any refusal that has been threatened in writing) by the Sponsor to provide the full financing contemplated by the Equity Commitment Letter, (iii) any breach or default by any party to the Equity Commitment Letter or definitive document related to the Equity Financing, or (iv) the occurrence of an event or development that would reasonably be expected to materially and adversely impact the ability of Purchaser to obtain all or any portion of the Equity Financing required to pay the Required Amount.

7.16.3    Purchaser shall use (and shall cause each of its Affiliates to use) its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to arrange and consummate the Debt Financing on the terms described in the Debt Commitment Letter and the Fee Letter, including using commercially reasonable efforts to (i) satisfy or cause to be satisfied on a timely basis all terms, conditions, representations and warranties applicable to Purchaser set forth in the Debt Commitment Letter that are within its control, (ii) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter and the Fee Letter, (iv) consummate the Debt Financings at the Closing, including using its commercially reasonable efforts to cause the Lenders to fund the Debt Financing at the Closing, (v) comply with Purchaser’s obligations pursuant to the Debt Commitment Letter and (vi) enforce the Debt Commitment Letter. Purchaser shall provide to Sellers copies of any material definitive documentation related to the Debt Financing as Sellers may reasonably request. Purchaser will fully pay, or cause to be fully paid, all commitment or other fees and expenses required to be paid by it on or prior to the Closing Date under the Debt Commitment Letter as and when they become due.

7.16.4    If at any time any portion of the Debt Financing terminates or otherwise becomes unavailable to Purchaser on the terms and conditions set forth therein, Purchaser shall promptly notify Sellers and shall use (and shall cause each of its Affiliates to use) commercially reasonable efforts to obtain as promptly as practicable following any such event alternative debt financing (the “Alternative Financing”) on terms and conditions at least as favorable to Purchaser with respect to conditionality than as set forth in the Debt Commitment Letter in an amount sufficient, when added to the portion of the Debt Financing that is available and the Equity Financing, to pay the Required Amount, and, for the purposes of this Agreement, all references to the Debt Financing shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letter shall include the applicable documents for the Alternative Financing and all references to the Lenders shall include the persons providing or arranging the Alternative Financing; provided that the failure to obtain such Alternative Financing shall not relieve Purchaser of any of its obligations under this Agreement; provided further that, if Purchaser proceeds with Alternative Financing, it shall be subject to the same obligations with respect to the Alternative Financing as set forth in this Section 7.16. Purchaser shall furnish to Sellers a copy of any commitment letter and related fee letter (which fee letter may be redacted in the manner set forth in Section 6.3.7) relating to any Alternative Financing as promptly as practicable (and in any event no later than two (2) Business Days following) execution thereof.

7.16.5    Purchaser shall promptly (and in any event within two (2) Business Days) notify in writing Sellers of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Debt Commitment Letter, (ii) any refusal by the Lenders to provide the full financing contemplated by the Debt Commitment Letter or the Lenders state in writing that they refuse to provide the full financing contemplated by the Debt Commitment Letter, (iii) any breach or default by any party to the Debt Commitment Letter or definitive document related to the Debt Financing, (iv) Purchaser’s good faith belief, for any reason, that it will no longer be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms described therein, (v) receipt of any written notice or other written communication from any Person with respect to any breach, default, termination or repudiation by any party thereto of the Debt Commitment Letter or any definitive document related to the Debt Financing, or (vi) the occurrence of an event or development that would reasonably be expected to materially and adversely impact the ability of Purchaser to obtain all or any portion of the Debt Financing required to pay the Required Amount.

7.16.6    Purchaser shall not replace, amend or waive, or agree to replace, amend or waive (in any case whether by action or inaction), the Debt Commitment Letter (or the Fee Letter) without Sellers’ prior written consent, if such replacement, amendment or waiver would (i) reduce the aggregate amount of the Debt Financing (except to the extent there is a corresponding increase in the Alternative Financing or Equity Financing), (ii) expand, amend or modify any terms or conditions of the Debt Financing in a manner that does, or would be reasonably expected to, delay or prevent the Closing or make the funding of the Debt Financing less likely to occur, or (iii) adversely impact the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter. Purchaser shall furnish to Sellers a copy of any amendment, modification or waiver of or relating to the Debt Commitment Letter as promptly as practicable upon execution thereof.

7.16.7    Purchaser shall keep Sellers apprised on a reasonably current basis and in reasonable detail of the status of the Financings and shall give Sellers prompt notice of any material adverse change with respect to any Financing. Any reference in this Agreement to (1) the “Debt Financing”, the “Equity Financing” or a “Financing” will include the financing contemplated by the Debt Commitment Letter or the Equity Commitment Letter, as applicable, as amended or modified in compliance with this Section 7.16; and (2) the “Debt Commitment Letter”, the “Equity Commitment Letter” or a “Commitment Letter” will include such document, as amended or modified in compliance with this Section 7.16.

7.16.8    In the event that all conditions to the Commitment Letters (other than with respect to the Debt Financing, the availability of the Equity Financing, and, with respect to the Equity Financing, the availability of the Debt Financing) have been satisfied, Purchaser shall use its commercially reasonable efforts to cause the Lenders and other Persons to fund the full amount of the Debt Financing and the Equity Financing required to consummate the Transactions.

7.17       Title Estoppels. Upon request by Purchaser, Sellers shall request an estoppel from any third party required to satisfy any condition or requirement in any Title Commitment (other than any condition or requirement that has been waived by the Title Company), including in connection with any Reciprocal Easement Agreement, Restrictive Covenant Agreement or Association Agreement, but expressly excluding the Net Leases and the Ground Leases. If a third party returns any such executed estoppel to a Seller or any of its Seller Subsidiaries, such Seller shall promptly deliver the same to Purchaser.

Article VIII
CONDITIONS PRECEDENT TO CLOSING

8.1          Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or waiver by Purchaser in writing) of the following conditions as of the Scheduled Closing Date:

8.1.1       Representations and Warranties. (a) Each of the Seller’s Representations that is a Fundamental Representation shall be true in all respects, and (b) each of the other Seller’s Representations (other than those set forth in Sections 6.1.17 through 6.1.22) shall be true in all respects (without regard to qualifications based on materiality) as of the Scheduled Closing Date (or as of any other date specifically stated therein), except where the failure of any such Seller’s Representations to be true would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.1.2      Covenants and Agreements. Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Scheduled Closing Date, including delivery of the items listed in Section 5.2 (but, for the avoidance of doubt, excluding Seller’s Representations, which are the subject of Section 8.1.1 above).

8.1.3      Net Lease Estoppel Certificates. Sellers shall have delivered Net Lease Estoppel Certificates that are acceptable (or deemed acceptable) pursuant to Section 7.1.2 with respect to Net Leases that represent (a) (i) at least 75% of the square footage of the Sale Assets constituting the “Office Pool” as set forth in Schedule 8.1.3(a), including the top five tenants by square footage with respect to such pool and the Major Leases within such pool; or (ii) at least 75% of the net operating income of the Sale Assets constituting such pool, including the Major Leases within such pool; (b) (i) at least 75% of the square footage of the Sale Assets constituting the “Industrial Pool” as set forth in Schedule 8.1.3(b), including the top five tenants by square footage with respect to such pool and the Major Leases within such pool; or (ii) at least 75% of the net operating income of the Sale Assets constituting such pool, including the Major Leases within such pool; and (c) (i) at least 75% of the square footage of the Sale Assets constituting the “Retail/Entertainment Pool” as set forth in Schedule 8.1.3(c), including the top five tenants by square footage with respect to such pool and the Major Leases within such pool; or (ii) at least 75% of the net operating income of the Sale Assets constituting such pool, including the Major Leases within such pool (the “Required Net Lease Estoppels”). Sellers and Purchaser agree that for purposes of the immediately preceding sentence only, the square footage and net operating income of the Sale Assets are as set forth on Schedules 8.1.3(a), 8.1.3(b) and 8.1.3(c), as applicable. For purposes of this Section 8.1.3, “Major Leases” means the Net Leases set forth on Schedule 8.1.3 attached hereto. If Sellers are unable to obtain the Required Net Lease Estoppels, Sellers may elect in their sole discretion to instead deliver a “seller estoppel” with respect to such Net Lease in the form attached hereto as Exhibit L (each, a “Seller Estoppel”), but not for more than twenty-five percent (25%) of the net operating income with respect to the Sale Assets (excluding net operating income generated under (i) the GSA Leases, (ii) any Net Lease wherein the applicable Net Lease Tenant is the State of New Jersey or a branch or department thereof and (iii) the 570 Washington Retail Leases) and not with respect to any Major Lease, and each such Seller Estoppel shall be deemed to be an acceptable Net Lease Estoppel Certificate for the purpose of satisfying the closing condition set forth in this Section 8.1.2.

8.1.4       Ground Lease Estoppel Certificates. Sellers shall have delivered Ground Lease Estoppel Certificates with respect to each of Domain and DTCC (the “Required Ground Lease Estoppel Certificates”). Solely to the extent that the Ground Lease for the Specified Asset that is a Ground Lease Facility remains in effect at Closing, (a) Sellers shall have delivered a ground lease estoppel reasonably acceptable to the Lenders in order for such Ground Lease to meet customary, market ground lease financeability requirements for a CMBS loan with respect to such Ground Lease, (b) (i) Sellers shall have delivered an Acceptable Specified Asset Estoppel (as defined in Schedule 10) and (ii) either (x) Sellers shall have delivered an accommodation mortgage in favor of the Lenders on the fee simple interest in such Ground Lease Facility or (y) the applicable Property Owner holds a mortgage on the fee simple interest in such Ground Lease Facility that can be collaterally assigned to the Lenders or (c) Sellers shall have given Purchaser a credit against the Purchase Price in the amount of Special Reserve Amount (as defined in Schedule 10).

8.1.5      Title Policies. The Title Company shall be unconditionally and irrevocably committed (subject to payment of the premium therefor) to issue the Title Policies to Purchaser at Closing; provided, however, if the Title Company shall be unwilling to issue the Title Policies, and another major national title insurance company selected by Sellers (either directly or through an agent) and reasonably acceptable to Purchaser would be willing to do so, then Sellers shall have the right to substitute such major national title insurance company for the Title Company, in which case, such substitute title insurance company’s unconditional and irrevocable commitment to issue the Title Policies shall be deemed to satisfy this condition.

8.1.6       Drag Rights. (a) Either Sellers shall have caused Cox iStar JV Member to deliver a “Drag Along Election Notice” (as defined in the Cox JVA) or Cox Castagna JV Member shall have delivered a “Tag Along Election Notice” (as defined in the Cox JVA), and in either case Cox Castagna JV Member shall have delivered to Purchaser the documentation described in clause (iii)(x) of Section 7.06(b) of the Cox JVA, and (b) either Sellers shall have caused McCormick iStar JV Member to deliver a “Drag Along Election Notice” (as defined in the McCormick JVA) or McCormick Bradley JV Member shall have delivered a “Tag Along Election Notice” (as defined in the McCormick JVA), and in either case McCormick Bradley JV Member shall have delivered to Purchaser the documentation described in clause (iii)(x) of Section 7.06(b) of the McCormick JVA.

8.2          Sellers’ Conditions to Closing. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or waiver by each Seller in writing) of the following conditions as of the Scheduled Closing Date:

8.2.1      Representations and Warranties. Each of the Purchaser’s Representations shall be true in all respects (without regard to qualifications based on materiality) as of the Scheduled Closing Date, except where the failure of any such Purchaser’s Representations to be true would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser or Purchaser’s ability to consummate the Transactions.

8.2.2      Covenants and Agreements. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Scheduled Closing Date, including delivery of the items listed in Section 5.3.

8.3          Mutual Condition to Closing. The respective obligations of each of the parties to effect the Transactions shall be subject to the satisfaction of the following condition as of the Scheduled Closing Date:

8.3.1       No Legal Prohibition. No law shall be in effect and no order shall have been entered, in each case, that (i) restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of the Transactions, or (ii) declares unlawful this Agreement or the consummation of the Transactions.

Article IX
TERMINATION

9.1           Termination of this Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time on or before the Closing, in each of the following instances:

9.1.1      Mutual Consent. At any time prior to the Closing, by mutual written agreement of Sellers and Purchaser.

9.1.2       Delay. By either party by written notice to the other party if the Closing shall not have been consummated on the Scheduled Closing Date, provided, however, that (x) Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.1.2 if the Closing shall not have been consummated on the Scheduled Closing Date due to the failure of a condition set forth in Section 8.1 to have been satisfied on or before the Closing Date and (y) Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1.2 if the Closing shall not have been consummated on the Scheduled Closing Date due to the failure of a condition set forth in Section 8.2 to have been satisfied on or before the Scheduled Closing Date.

9.1.3       Default. By either party pursuant to, and in accordance with, its rights under Article X.

9.1.4      Other Purchaser Termination Rights. By Purchaser pursuant to, and in accordance with, its rights under Section 4.4, Section 4.5 or Section 6.2.

9.2           Consequences of Termination.

9.2.1       In the event this Agreement is terminated pursuant to Section 9.1.1, this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return the Deposit to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.2      In the event Purchaser exercises its right to terminate this Agreement pursuant to Section 9.1.2, this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return the Deposit to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.3      In the event Sellers exercise their right to terminate this Agreement pursuant to Section 9.1.2, this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return the Deposit to Purchaser; and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement; provided, however, that if such termination is a result of a Purchaser Default pursuant to Article X then the Deposit shall be paid to Sellers in accordance with terms of Article X.

9.2.4       In the event either party exercises its right to terminate this Agreement pursuant to Section 9.1.3, this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return the Deposit to the party entitled thereto pursuant to Article X, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.5       In the event Purchaser exercises its right to terminate this Agreement pursuant to Section 9.1.4, this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return the Deposit to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.6       For the avoidance of doubt, the terms and provisions of this Section 9.2 are subject to the terms and provisions of Article X. The provisions of this Article IX shall survive any termination of this Agreement.

Article X
DEFAULTS AND REMEDIES

10.1        Purchaser Default. If there is a Purchaser Default prior to the consummation of the Closing, then, at Sellers’ election and as Sellers’ exclusive remedy, Sellers may either (A) terminate this Agreement immediately by giving written notice thereof to Purchaser, in which event this Agreement shall terminate and Purchaser shall forfeit the Deposit to Sellers and Escrow Agent shall deliver the Deposit to Sellers as liquidated damages (the parties agreeing that (x) Sellers’ losses resulting from a termination due to a Purchaser Default would be difficult to quantify, (y) such sum is not a penalty, but rather a reasonable measure of Sellers’ damages resulting from a termination due to a Purchaser Default and (z) Sellers and Purchaser shall have no further obligations to each other, except those which expressly survive termination of this Agreement), or (B) subject to the conditions below, seek specific performance of Purchaser’s obligation to consummate the Transactions pursuant to and in accordance with this Agreement (but without seeking or collecting any damages). For the avoidance of doubt, Sellers’ specific performance remedy hereunder is expressly limited to the right to (i) require Purchaser to enforce the Debt Commitment Letter and seek to cause the funding of the Debt Financing in accordance therewith (including by requiring Purchaser to comply with its obligations under Section 7.16), (ii) subject to the funding of the Debt Financing in an amount such that not more than One Billion Dollars ($1,000,000,000) of Equity Financing shall be required for Purchaser to consummate the Transactions, require Purchaser to enforce the Equity Commitment Letter and cause the funding of the Equity Financing in accordance therewith (including by requiring Purchaser to comply with its obligations under Section 7.16), and (iii) subject to funding the Debt Financing, require Purchaser to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement; provided that, if Sellers seek specific performance and thereafter elect in their sole discretion to abandon such pursuit, or if specific performance is denied by a court of competent jurisdiction, Sellers may thereafter elect the remedy described in clause (A) of the immediately preceding sentence. Sellers may seek specific performance of Purchaser’s obligation to consummate the Transactions only if, as a condition precedent to initiating such litigation for specific performance, (x) there is no Seller Default and (y) Sellers shall file suit therefor with the court on or before the date that is ninety (90) days of the Scheduled Closing Date (without giving effect to the extension provided for in the immediately succeeding sentence). Notwithstanding anything to the contrary contained in this Agreement, in the event that Sellers seek specific performance in accordance with the terms of this Section 10.1, the Scheduled Closing Date shall automatically be deemed to be extended to the date that is sixty (60) days after the date that specific performance is awarded by a court of competent jurisdiction (it being agreed and understood that such extension will not have the effect of curing the Purchaser Default that gave rise to Sellers’ action for specific performance and will not limit Sellers’ right under the proviso set forth in the second sentence of this Section 10.1). SELLERS ACKNOWLEDGE AND AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIMIT THE REMEDIES AVAILABLE TO SELLERS AND SHALL BE SELLERS’ EXCLUSIVE REMEDY AGAINST PURCHASER HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A PURCHASER DEFAULT PRIOR TO THE CONSUMMATION OF THE CLOSING. For the purposes of this Agreement, the term “Purchaser Default” shall mean the occurrence of either of the following: (x) the conditions to Purchaser’s obligations to consummate the Transactions set forth in Article VIII have been satisfied and Purchaser defaults on its obligations under Section 5.3; or (y) Purchaser defaults in any material respect on any of its other performance obligations under this Agreement or has breached any of the Purchaser’s Representations, such default or breach results in the closing conditions set forth in Section 8.2 not being satisfied as of the Scheduled Closing Date and such default or breach is not cured within five (5) days after written notice from Sellers.

10.2        Seller Default. If there is a Seller Default prior the consummation of the Closing, then, at Purchaser’s election and as Purchaser’s exclusive remedy, Purchaser may either (i) terminate this Agreement by giving written notice thereof to Sellers, in which event (x) Escrow Agent shall return the Deposit to Purchaser, (y) Sellers shall reimburse Purchaser for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) incurred in connection with this Agreement and Purchaser’s pursuit and evaluation of the Transactions contemplated hereunder in an amount not to exceed the Applicable Cap (as defined below), and (z) neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement; or (ii) subject to the conditions below, seek specific performance of Sellers’ obligation to consummate the Transactions pursuant to and in accordance with this Agreement (but without seeking or collecting any damages); provided that if Purchaser seeks specific performance and specific performance is thereafter denied by a court of competent jurisdiction, Purchaser may thereafter elect the remedy described in clause (i) of this sentence. Purchaser may seek specific performance of Sellers’ obligation to consummate the Transactions only if, as a condition precedent to initiating such litigation for specific performance, (x) there is no Purchaser Default and (y) Purchaser shall file suit therefor with the court on or before the date that is ninety (90) days of the Scheduled Closing Date. PURCHASER ACKNOWLEDGES AND AGREES THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE REMEDIES AVAILABLE TO PURCHASER AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLERS HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A SELLER DEFAULT PRIOR TO THE CONSUMMATION OF THE CLOSING. For the purposes of this Agreement, the term “Seller Default” shall mean the occurrence of either of the following: (A) the conditions to Sellers’ obligations to consummate the Transactions set forth in Article VIII have been satisfied and Sellers default on their obligations under Section 5.2; or (B) Sellers default in any material respect on any of their covenants or other obligations under this Agreement or have breached any of the Seller’s Representations, and such default or breach results in the closing conditions set forth in Section 8.1 not being satisfied as of the Scheduled Closing Date (or not being susceptible of cure) and such default or breach is not cured within five (5) days after written notice from Purchaser. “Applicable Cap” means, (I) with respect to any Seller Default constituting a willful breach of this Agreement by Sellers that has rendered specific performance unavailable as a remedy to Purchaser, Twenty Million Dollars ($20,000,000) and (II) with respect to all other Seller Defaults, Ten Million Dollars ($10,000,000).

Article XI
CASUALTY OR CONDEMNATION

In the event of any loss or damage to the Facilities, or any portion thereof, prior to the Closing due to damage, fire or other casualty or condemnation, this Agreement shall remain in full force and effect without any reduction in the Purchase Price, provided that, at the Closing, (i) Purchaser shall receive a credit toward the Purchase Price in the amount of the deductible under any insurance policy held by Sellers or any Seller Subsidiary (unless the applicable Net Lease Tenant is responsible for restoration without being entitled to the proceeds of such policy) in connection with such casualty, as applicable, and (ii) Sellers shall assign to Purchaser all of Sellers’ right, title and interest in and to any and all (x) claims and insurance proceeds Sellers may have or be entitled to collect, as applicable, under any insurance policy held by Sellers or any Seller Subsidiary in connection with such casualty and (y) condemnation awards Sellers may be entitled to collect in connection with such condemnation, in each case, pursuant to an assignment and assumption agreement reasonably acceptable to both Sellers and Purchaser.

Article XII
SURVIVAL PROVISIONS

12.1        Survival. Notwithstanding anything to the contrary in this Agreement or any applicable statutes of limitations, which the parties hereto intend to modify and limit as set forth in this Section 12.1, none of the representations, warranties, covenants and other agreements of the parties hereto contained in this Agreement, or in any instrument or certificate delivered by any such party at Closing, will survive the Closing, other than the covenants and agreements that are expressly stated herein to survive Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms. None of the parties hereto shall have any liability to each other after the Closing for any breach of any of the representations, warranties, covenants or agreements set forth herein, other than the covenants and agreements that are expressly stated herein to survive Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 12.1 shall not prevent or limit in any way a cause of action arising out of or relating to any Fraud.

12.2        Subrogation. The parties acknowledge and agree that, solely with respect to any R&W Policy procured by Purchaser in connection with the Transactions, Sellers shall not be liable to any insurer under any such R&W Policy under subrogation claims pursuant to any such R&W Policy, and Purchaser covenants and agrees that any such R&W Policy will include a waiver of such subrogation claims for the benefit of Sellers and their Affiliates, other than in the case of Fraud by any Seller.

12.3        Officer and Director Indemnification and Insurance; D&O Resignations. 12.3.1Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of each current and former manager, director and officer of each of the Seller Subsidiaries (collectively, the “D&O Parties”), as provided in their respective certificates of incorporation or by-laws (or equivalent constituent documents) or in indemnification agreements provided to Purchaser, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years after the Closing Date.

12.3.2    Intentionally Deleted.

12.3.3    Purchaser acknowledges that the D&O Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Purchaser hereby (on its own behalf and, as of the Closing, on behalf of the Seller Subsidiaries) agrees that (i) the applicable Seller Subsidiary is the indemnitor of first resort (i.e., its obligations to the D&O Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such D&O Indemnified Party are secondary), (ii) the applicable Seller Subsidiary shall be required to advance the full amount of expenses incurred by any such D&O Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such D&O Indemnified Party may have against any such other Person and (iii) Purchaser irrevocably waives, relinquishes and releases such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Purchaser further agrees that no advancement or payment by any of such other Persons on behalf of any such D&O Indemnified Party with respect to any claim for which such D&O Indemnified Party has sought indemnification from Purchaser shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Party against Purchaser.

12.3.4    On or prior to the Closing Date, the Seller Subsidiaries shall obtain (at Purchaser’s sole cost and expense) a primary non-cancelable run-off directors and officers insurance policy (in form and substance reasonably acceptable to Sellers) of not less than 100% of the existing coverage amount, for a period of six (6) years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of any of the Seller Subsidiaries on or prior to the Closing Date. Notwithstanding the foregoing, (i) in no event shall Purchaser be responsible for any amounts in excess of a one-time premium payment equal to 300% of the annual premium currently paid by the Seller Subsidiaries for such insurance and (ii) Purchaser shall be entitled to the benefit of any credits for any unearned premium with respect to the Seller Subsidiaries’ current directors and officers liability insurance policy.

12.3.5    In the event following the Closing Purchaser, any Seller Subsidiary or any of their respective successors (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall ensure that proper provisions shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 12.3.

12.4        Survival. The provisions of this Article XII shall survive the Closing.

Article XIII AS-IS SALE AND PURCHASE

Purchaser acknowledges, by its initials as set forth below, that the provisions of this Article XIII have been required by Sellers as a material inducement to enter into this Agreement and the Transactions, and the intent and effect of such provisions have been explained to Purchaser by Purchaser’s counsel and have been understood and agreed to by Purchaser.

As a material inducement to Sellers to enter into this Agreement and to convey the Sale Assets to Purchaser, Purchaser hereby acknowledges and agrees that:

13.1        AS-IS. Subject to the Seller’s Representations and Seller’s Covenants expressly set forth in this Agreement and in Seller Closing Documents, Purchaser is purchasing the Sale Assets (and each portion thereof) and (directly or indirectly) the Facilities in their existing condition (whether physical, financial or otherwise) on the Closing Date, “AS-IS, WHERE-IS, WITH ALL FAULTS” and has made or has waived all inspections and investigations of the Sale Assets (and each portion thereof and all information and documents relating thereto) and the Facilities and their vicinity which Purchaser believes are necessary to protect its own interest in, and its contemplated use of, the Sale Assets (and each portion thereof) and the Facilities.

Purchaser’s Initials

13.2         No Representations. Except (in the case of Sellers) for the Seller’s Representations and Sellers’ Covenants expressly set forth in this Agreement and in the Seller Closing Documents, no Seller, Affiliate of any Seller, or officer, director, partner, member, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, consultant, contractor, successor or assign of any Seller or Affiliate thereof (each Seller and all of the other Persons described above in this sentence, collectively, the “Exculpated Parties”) has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Purchaser upon which Purchaser is relying, or in connection with which Purchaser has made or will make any decisions concerning the Sale Assets (or any portion thereof) or its vicinity, including with respect to (i) the ownership, operation, management, leasing, use, condition, value or financial earning capacity of the Sale Assets (or any portion thereof) or the business of any Seller, (ii) continued occupancy levels, entitlements, condemnation actions (current or prospective) or casualty events with respect to the Sale Assets (or any portion thereof), (iii) compliance of the Sale Assets (or any portion thereof) or any Seller with any applicable law (including any applicable Environmental Law) or contractual or legal obligations, (iv) the existence or absence of any environmental hazards or other conditions on the Sale Assets (or any portion thereof) (including the presence of asbestos or other Hazardous Materials), or (v) the permissibility, feasibility, or convertibility of all or any portion of the Sale Assets for any particular use or purpose, including its present or future prospects for sale, lease, development, occupancy or suitability as security for financing.

Purchaser’s Initials

13.3         No Implied Warranties. Except for the Seller’s Representations and Sellers’ Covenants expressly set forth in this Agreement and in the Seller Closing Documents, each Seller hereby specifically disclaims: (i) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Sale Assets (or any portion thereof) or the Facilities or the performance of Sellers’ obligations hereunder, including all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (ii) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (x) the nature and condition of the Sale Assets (or any portion thereof) or the Facilities, including the water, soil and geology, the suitability thereof and of the Sale Assets (or any portion thereof) or the Facilities for any and all activities and uses which Purchaser may elect to conduct thereon, the existence or absence of any environmental hazards or conditions thereon (including to the presence of asbestos or other Hazardous Materials) or compliance with applicable Environmental Laws; (y) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, current or potential eminent domain proceedings, condition or other matter; or (z) the compliance of the Sale Assets (or any portion thereof) or the Facilities or their operation with any applicable law.

Purchaser’s Initials

13.4        Documents and Information Supplied by Sellers. Except for the Seller’s Representations, Purchaser specifically acknowledges and agrees that (i) no Seller nor any other Exculpated Party has made any representation or warranty of any nature concerning the content, accuracy, truthfulness or completeness of any documents or information delivered or made available to Purchaser by any Seller or any other Exculpated Party, including the Materials, or their suitability for any purpose, (ii) Purchaser shall not in any way be entitled to rely upon the accuracy, truthfulness or completeness of any such documents or information, (iii) Purchaser has undertaken such investigations or inspections of the Sale Assets (and each portion thereof) and the Facilities as Purchaser deems necessary and appropriate, and (iv) Purchaser is relying solely and exclusively upon such investigations and inspections and not on the Materials or any other documents or information provided to Purchaser by any Seller or any other Exculpated Party. As to the Materials, Purchaser specifically acknowledges that they may have been prepared by third parties with whom Purchaser has no privity, and Purchaser acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Purchaser with respect to any or all of the Materials, either by any Seller, any other Exculpated Party or by any third parties that prepared the same, except for the Seller’s Representations. Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement and the Seller Closing Documents, Purchaser shall not have any recourse against any Exculpated Party, and hereby fully releases each Exculpated Party from any liability, and irrevocably waives any right to maintain any claim or cause of action against any Exculpated Party, in the event of incompleteness of, any errors in or omissions from the Materials. Purchaser acknowledges that neither the Seller Subsidiaries, Sellers nor any other Person, directly or indirectly, has made, and Purchaser has not relied on, any representation or warranty, whether written or oral, regarding the pro-forma financial information, financial projections or other forward-looking statements of any of the Seller Subsidiaries, and Purchaser will make no claim with respect thereto.

Purchaser’s Initials

13.5         Assumption and Release. Except as expressly set forth in this Agreement and the Seller Closing Documents, as of the Closing, Purchaser hereby (i) assumes the risk of all adverse matters, including adverse physical conditions, defects, including construction defects, and environmental, health, safety and welfare matters and conditions, which may or may not have been revealed by Purchaser’s investigation and evaluation of the Sale Assets (or any portion thereof) or the Facilities, and (ii) fully and irrevocably releases each and every Seller from any and all claims that Purchaser may have against any Seller for any liability arising from or related to any matter of any nature relating to, and any condition of, the Sale Assets (or any portion thereof) or the Facilities, or the purchase of the Sale Assets by Purchaser from Sellers pursuant to this Agreement, including any liability arising in connection with any latent or patent construction defects therein, errors or omissions relating thereto, compliance thereof with applicable law, the existence or absence of any environmental hazards or conditions thereon (including the presence of any Hazardous Materials) and other environmental matters within, under or upon, or in the vicinity of the Sale Assets, or any portion thereof, any statutory or common law right Purchaser may have to receive disclosures from Sellers, or any other condition or circumstance affecting the Sale Assets (or any portion thereof), including any Facility, its financial viability, use or operation. In addition to any liability of which Purchaser is presently aware or which Purchaser presently suspects to exist, this release includes all liability of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist in its favor, including any such liability which, if known by Purchaser, would materially affect Purchaser’s release of Sellers pursuant to this Section 13.5.

Purchaser’s Initials

Notwithstanding anything to the contrary set forth in this Section 13.5, the foregoing release is not intended to and does not cover any breach by any Seller of an express covenant of such Seller under this Agreement which by its terms survives the Closing.

13.6          Survival. The provisions of this Article XIII shall survive the Closing and any earlier termination of this Agreement.

Article XIV
MISCELLANEOUS

14.1          Binding Effect. This Agreement shall not be binding on either party until executed by both Purchaser and Sellers.

14.2          Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto.

14.3          Further Assurances. Each party agrees that it will, upon a request by the other party, execute and deliver such other documents and take such other action, whether prior or subsequent to the Closing, as may be reasonably required to consummate the Transactions pursuant to, and in accordance with, the terms of this Agreement, provided the same does not result in any increased liability to such first party or result in any cost or expense to such first party that it has not expressly undertaken to pay under this Agreement.

14.4          No Recording. Purchaser shall not cause or allow this Agreement or any contract or other document related hereto (other than the Deeds and the Ground Lease Assignment and Assumption Agreements (or memoranda thereof), which Purchaser shall cause to be recorded in the applicable real property recording offices after the Closing), nor any memorandum or other evidence hereof, to be recorded or become a public record without Sellers’ prior written consent, which consent may be withheld in Sellers’ sole discretion.

14.5          Relationship of Parties. Each of each Seller and Purchaser acknowledges and agrees that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor any Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

14.6          Exhibits; Annexes; Schedules. All Exhibits, Annexes and Schedules attached hereto are a part of this Agreement for all purposes.

14.7          Construction. Captions, headings and titles of this Agreement are solely for convenience of reference and shall in no way affect, limit, amplify or modify the terms and provisions of this Agreement. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement, each party, being represented by counsel, having fully participated in the negotiation of this instrument.

14.8          Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

14.9          Successors and Assigns. Purchaser shall have no right to assign this Agreement, except to one or more Designees, provided that (i) such assignment is for the purpose of such Designee(s) taking title at the Closing to any Facility or Equity Interests, (ii) Purchaser shall not be released from its liability hereunder in connection with or as a result of any such assignment to such Designee(s), and (iii) Purchaser provides written notice to Sellers of any such proposed assignment to such Designee(s) not later than five (5) Business Days prior to the Closing Date. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.10      Multiple Purchasers. If Purchaser assigns this Agreement to any Designee pursuant to and in accordance with Section 14.9, the term “Purchaser”, as used in this Agreement, shall mean Purchaser and each such Designee collectively and all of the representation, warranties and covenants of Purchaser hereunder shall be the representations, warranties and covenants of Purchaser and each such Designee jointly and severally (and the representation and warranty contained in the first sentence of Section 6.3.1 with respect to any Designee shall be deemed supplemented at the Closing to refer to the applicable entity form and jurisdiction with respect to such Designee).

14.11      Third-Party Beneficiaries. The provisions of this Agreement and of the other agreements, documents and instruments to be executed and delivered pursuant hereto are and will be for the benefit of the parties hereto only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of any such other agreements, documents or instruments, provided, however, that (i) the Seller Indemnified Parties shall be third-party beneficiaries of the provisions of this Agreement affording benefits thereto and (ii) each of Paul, Weiss, Clifford Chance and Katten shall be third-party beneficiaries of Section 7.10.

14.12      No Personal Liability. Purchaser acknowledges that this Agreement is entered into by and among each Seller and Purchaser, and Purchaser agrees that none of Sellers’ Affiliates or its or their respective shareholders, members, managers, partners, directors, officers, employees or agents (other than Sellers themselves) shall have any personal liability under this Agreement or any other agreements, documents or instruments executed in connection with the Transactions. Each Seller acknowledges that this Agreement is entered into by and among Purchaser and each Seller, and each Seller agrees that none of Purchaser’s Affiliates or its or their respective shareholders, members, managers, partners, directors, officers, employees or agents (other than Purchaser itself) shall have any personal liability under this Agreement or any other agreements, documents or instruments executed in connection with the Transactions, except as expressly set forth in the Equity Commitment Letter and for Purchaser’s obligations hereunder to enforce the same.

14.13      Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect thereof.

14.14      Waiver. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing and all waivers must be in writing and signed by the waiving party.

14.15      Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Exclusivity Agreement and the Access Agreement, embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

14.16      Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties. Nothing contained in this Section 14.16 shall be deemed to limit or modify Sellers’ rights under Section 6.2.

14.17      Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good-faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.18      Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of each Seller and Purchaser shall submit to the exclusive jurisdiction of the state courts of the State of New York, and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a party in any such court. Each of each Seller and Purchaser shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that such Seller or Purchaser is not subject personally to the jurisdiction of the above-named courts, that such Seller’s or Purchaser’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party or their successors or permitted assigns are entitled pursuant to the final judgment of any court having jurisdiction.

14.19      WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. The terms and provisions of this Section 14.19 shall survive the Closing and any earlier termination of this Agreement.

14.20      Confidentiality.

14.20.1 Purchaser acknowledges and agrees that (i) it is subject to the Confidentiality Agreement, and (ii) notwithstanding anything in the Confidentiality Agreement to the contrary, the execution and delivery of this Agreement shall not terminate, or otherwise affect or limit the terms of, the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect.

14.20.2 The parties acknowledge that, at any time after the Effective Date, Sellers may include a copy of this Agreement as an exhibit to its periodic reporting on Form 8-K pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission. In connection therewith, Sellers and Purchaser shall be authorized to issue a press release in form and substance reasonably acceptable to the other Party.

14.20.3 The provisions of this Section 14.20 shall survive the Closing or the termination of this Agreement for a period of one (1) year.

14.21      Notices. All notices or other communications required or permitted hereunder must be in writing to be effective and shall be personally delivered or sent by registered or certified mail, return receipt requested, or delivered via overnight mail (via Federal Express or similar overnight courier) and shall be deemed received upon the date of delivery, if personally delivered or delivered via overnight mail, or three (3) Business Days after the date of posting by U.S. postal service, if mailed. All such notices or communications shall be addressed as follows:

If to any Seller:	c/o iStar Inc. 1114 Avenue of the Americas, 39th Floor New York, New York 10036 Attention: Chief Legal Officer Email: dheitner@istar.com

cc:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel J. Deckelbaum; Salvatore
Gogliormella
Email: ajdeckelbaum@paulweiss.com;
sgogliormella@paulweiss.com

If to Purchaser:	Carlyle Net Lease Income, L.P. One Vanderbilt Avenue, Suite 3400 New York, New York 10017 Attention: Roger Cozzi Email: Roger.Cozzi@carlyle.com

cc:	Kirkland & Ellis LLP 300 N. LaSalle Street Chicago, Illinois 60654 Attention: Andrew Small, P.C. Email: andrew.small@kirkland.com

Each party shall be entitled to change its address for notices and other communications required or permitted hereunder from time to time by delivering to the other party notice thereof in accordance with this Section 14.21.

14.22      Exclusivity. Effective as of the Effective Date, Sellers agree that, except for its negotiations with Purchaser, Sellers will not, and will not knowingly permit any agent, partner, employee, representative or affiliate acting on their behalf to, solicit, authorize the solicitation of, or enter any agreement or discussions with any third party concerning any offer or possible offer for any third party to acquire, finance, refinance the Sale Assets or any interest therein or with respect to any similar transaction.

14.23      Multiple Sellers. Purchaser acknowledges that some of the Sellers have different ownership from one another. Therefore, Purchaser acknowledges and agrees that (i) each Seller is only obligated under this Agreement with respect to the Sale Assets owned by such Seller; (ii) no Seller shall have any liability hereunder for any breach by, or liability of, any other Seller; provided, however, that a Seller Default by any Seller shall constitute a default by Sellers with respect to all of the Sale Assets for purposes of Purchaser’s remedies as set forth in Section 10.2; (iii) the Sellers are not partners or other joint venturers, and there shall be no joint and several liability among them; (iv) if one of the Sellers should default on its obligations under this Agreement, the other Sellers shall have no obligation or liability whatsoever as a result of such default, provided that Purchaser shall be entitled to exercise its remedies with respect to a Seller Default as set forth in Section 10.2; and (v) a default by Purchaser under this Agreement with respect to any portion of the Sale Assets or with respect to any Seller shall constitute a default by Purchaser with respect to all of the Sale Assets and with respect to all Sellers.

14.24      Survival. The provisions of this Article XIV shall survive the Closing and any earlier termination of this Agreement (except that the provisions of Section 14.3 shall not survive any termination of this Agreement).

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement as of the Effective Date.

Sellers:

ISTAR NET LEASE I LLC,
a Delaware limited liability company

By: iStar Net Lease Manager I LLC,
a Delaware limited liability company,
Its Manager

By:	/s/ Elisha Blechner
Name:	Elisha Blechner
Title:	Authorized Signatory

ISTAR NET LEASE II LLC,
a Delaware limited liability company

By: iStar Net Lease Manager I LLC,
a Delaware limited liability company,
Its Manager

By:	/s/ Elisha Blechner
Name:	/s/ Elisha Blechner
Title:	Authorized Signatory

FLORIDA 2005 THEATERS LLC
MN THEATERS 2006 LLC
ISTAR DMI LLC
STAR 10721 DOMAIN DR LH OWNER LLC
STAR 750 WASHINGTON LH OWNER LLC
ACQUEST GOVERNMENT HOLDINGS, LLC
ASTAR FRR FL1, LLC
ISTAR BLUES LLC
ISTAR MINNESOTA LLC
ACQUEST HOLDINGS FC, LLC
ISTAR BISHOPS GATE LLC
ISTAR 100 RIVERVIEW LLC
ISTAR 200-300 RIVERVIEW LLC
ISTAR FLORIDA 2015 CINEMAS LLC,
each a Delaware limited liability company

By:	/s/ Elisha Blechner
Name:	Elisha Blechner
Title:	Authorized Signatory

ISTAR BOWLING CENTERS I LP
ISTAR BOWLING CENTERS II LP
ISTAR BOWLING CENTERS PR LP
ASTAR FRR TX1 LP,
each a Delaware limited partnership

By:	/s/ Elisha Blechner
Name:	Elisha Blechner
Title:	Authorized Signatory

TRINET ESSENTIAL FACILITIES XXVII, INC.,
a Maryland corporation

By:	/s/ Elisha Blechner
Name:	Elisha Blechner
Title:	Authorized Signatory

Purchaser:

CARLYLE NET LEASE INCOME, L.P., a Delaware limited partnership

By:	Carlyle Net Lease Income General Partner, LLC, a Delaware limited liability company, its general partner

By:	/s/ Roger Cozii
Name:	Roger Cozzi
Title:	Authorized Signatory

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